PROVINCE OF MANITOBA

This description of Province of Manitoba is dated as of October 29, 2003 and appears as Exhibit 99.3 to the Province of Manitoba’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2003.

FURTHER INFORMATION
SUMMARY
PROVINCE OF MANITOBA
General Information
Constitutional Framework
Provincial Government
ECONOMY
General
Economic Structure
Merchandise Exports
Capital Investment
Labor Force
GOVERNMENT FINANCES
Revenue
Expenditure
SUMMARY FINANCIAL STATEMENTS
CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES
PUBLIC DEBT
Debt Record
Direct Funded Debt of the Province
Guaranteed Debt of the Province
Maturity Schedule
Sinking Funds
Unfunded Debt
Consolidated Funded Debt of the Manitoba Public Sector
Selected Debt Information
Pension Liability
THE MANITOBA HYDRO-ELECTRIC BOARD
Operations
Rate Matters
Statistical Information
Construction Program
Export Power Sales
CANADIAN FOREIGN EXCHANGE
TABLES OF SUPPLEMENTARY INFORMATION
EX-99.3

      This document (otherwise than as part of a prospectus contained in a registration statement filed under the Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any Securities of the Province. The delivery of this document at any time does not imply that the information herein is correct as of any time subsequent to its date.

FURTHER INFORMATION

      This document appears as an exhibit to Manitoba’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2003. Additional information with respect to Manitoba is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address or, without charge, from Province of Manitoba, Department of Finance, Treasury Division, Room 9, Legislative Building, Winnipeg, Manitoba R3C 0V8, Canada.

      In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars (“$” or “C$”) and all references to “dollars” are to Canadian dollars. See “Canadian Foreign Exchange” for information regarding the rates of conversion of U.S. dollars into Canadian dollars.

      At October 28, 2003, the noon spot exchange rate for U.S. dollars as reported by Bank of Canada, expressed in Canadian dollars, was $1.3107.

      Totals in the statistical tables set forth in this document may not add due to rounding.

SUMMARY

The following information is qualified in its entirety by the more detailed information in this document.

PROVINCE OF MANITOBA

						Compound
	Year Ended December 31,					Annual
Economy						Growth Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars unless otherwise indicated)
Nominal Gross Domestic Product	$30,994	$31,934	$33,840	$35,065	$36,704	4.3%
Change in Real Gross Domestic Product
Manitoba	4.3%	1.7%	3.6%	1.3%	2.0%	—
Canada	4.1	5.5	5.3	1.9	3.3	—
Manufacturing Shipments	$10,372	$10,656	$11,344	$11,466	$11,538	2.7
Farm Cash Receipts	2,962	2,959	3,178	3,691	3,827	6.6
Capital Investment	5,000	5,186	5,198	5,591	5,680	3.2
Personal Income	26,312	26,964	28,964	29,396	30,335	3.6
Population at July 1 (in thousands)	1,138	1,143	1,147	1,151	1,156	0.4
Average Unemployment Rate	5.5%	5.6%	4.9%	5.0%	5.2%	—
Change in Consumer Price Index (Manitoba)	1.3	1.9	2.5	2.6	1.6	—
Average Exchange Rate (C$ per U.S.$)	1.4831	1.4858	1.4852	1.5484	1.5704	—

	Year Ending March 31,

Government Finances —					Budget
Operating Fund					Estimate
	2000	2001	2002	2003	2004

	(In millions of dollars)
Revenue including Fund Transfers (1)	$6,522.5	$6,752.0	$6,896.8	$7,044.3	$7,361.9
Expenses including Fund Transfers (1)	6,511.7	6,711.2	6,833.5	7,039.7	7,352.2

Budgetary Surplus	$10.8	$40.8	$63.3	$4.6	$9.7

Net Direct Funded and Guaranteed	As of March 31,
Debt
	1999	2000	2001		2002		2003

	(In millions of dollars)
Consisting of
Net Direct Funded Debt	$12,797	$13,218	$13,765		$13,833		$13,601
Net Provincial Guaranteed Debt	601	241	391		570		953

	$13,398	$13,459	$14,156		$14,403		$14,554

Issued for
General Government Programs	$6,774	$6,718	$6,798		$6,651		$6,650
Self-Sustaining Purposes	6,624	6,741	7,358	(2)	7,752	(2)	7,904	(2)

	$13,398	$13,459	$14,156		$14,403		$14,554

General Government Programs Debt as a Percentage of Nominal Gross Domestic Product	21.9%	21.0%	20.1%		19.0%		18.1%

     (1) Includes transfers from Fiscal Stabilization Fund and to the Debt Retirement Fund. See “Government Finances.”

     (2) Includes refinancing of hospital facilities debt and The Manitoba Lotteries Corporation debt, which was previously incurred directly by those entities and was an indirect obligation of the Province.

LOGO

PROVINCE OF MANITOBA

General Information

      The Province of Manitoba is located in the center of Canada, north of the States of Minnesota and North Dakota. It is the most easterly of the three Provinces of Manitoba, Saskatchewan and Alberta, which together constitute the Prairie Region of Canada. Manitoba is bounded on the east by the Province of Ontario, on the north by Hudson Bay and the Territory of Nunavut, and on the west by the Province of Saskatchewan. The Province has 400 miles of northern coastline bordering on Hudson Bay. The only seaport in the Prairie Region is located at Churchill on Hudson Bay.

      Of Manitoba’s total area of 251,000 square miles, 39,000 square miles are lakes and rivers and 163,000 square miles are lands owned by the Province. Cultivated land comprises 30,000 square miles in the southern part of the Province. The northern part of the Province, which is part of the Canadian Shield, is composed largely of timberlands and extensive areas of mineralized rock structure.

      The estimated population of Manitoba on July 1, 2003 was 1,162,800, of whom approximately 685,000 lived in Winnipeg, the capital of the Province. Winnipeg has a diversified economic base with significant activity in a variety of manufacturing and service sectors. The city is also a major rail, truck and air transportation hub by virtue of its geographical position in the center of the continent.

      The second largest city in the Province is Brandon, with a population of approximately 40,000. Brandon, in western Manitoba, is a major supply center for the agriculture industry, as well as an agriculture-related manufacturing center.

Constitutional Framework

      Canada consists of a federation of provinces and Federal territories. A constitutional division of powers between the Federal and provincial governments was established by the British North America Act, 1867, an Act of the Parliament of the United Kingdom. By later enactments, including the Constitution Act, 1982, the power to amend the Constitution of Canada (the “Constitution”) was transferred to Canada.

      Under the Constitution, the Provinces are assigned jurisdiction over health care, education, municipal institutions, property and civil rights, natural resources and other matters of purely provincial or local concern. Each Province has exclusive jurisdiction over the borrowing of money on the sole credit of that Province. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as aboriginal persons, the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, foreign affairs, postal services, interprovincial transportation and communications undertakings.

      Various Constitutional issues have been under discussion in Canada for a number of years. On August 20, 1998, in response to a reference from the Federal Government, the Supreme Court of Canada ruled that under the Constitution of Canada and international law, Quebec may not secede unilaterally from Canada, but that if the people of Quebec voted to secede by a clear majority vote on a clear question, the other Provinces and the Federal Government would be obliged to enter negotiations with Quebec with respect to secession, such negotiations to be guided by constitutional principles, including federalism, democracy, constitutionalism and the rule of law, and the protection of minorities.

Provincial Government

      The Provincial Government has general responsibility for the administration of all governmental activities and functions within Manitoba, other than those which are under the jurisdiction of the Federal Government. It carries out certain of these responsibilities through Provincial agencies, boards, commissions and Crown organizations. Certain other responsibilities have been delegated to municipalities and semi-autonomous bodies such as school boards and regional health authorities.

      The executive power in the Province of Manitoba is vested in the Lieutenant Governor acting on the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General of Canada in Council.

      The Executive Council, which includes the Premier and Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor usually on the nomination of the leader of the party with the largest number of members in the Legislative Assembly. Members of the Executive Council are usually members of the Legislative Assembly.

      The Legislative Assembly has 57 members who are elected for a term of five years subject to earlier dissolution of the Assembly by the Lieutenant Governor, usually on the recommendation of the Executive Council. In the latest general election of members of the Legislative Assembly, held on June 3, 2003, the New Democratic Party was elected to a majority of seats.

      The following table sets forth the results of the three most recent elections of the Province.

	1995	1999	2003

New Democrat	23	32	35
Progressive Conservative	31	24	20
Liberal	3	1	2

Total	57	57	57

ECONOMY

General

      Manitoba has a diversified economy. Its major industries are manufacturing, real estate, transportation and storage, wholesale and retail trade, construction and communication. The largest components of manufacturing are food processing, transportation equipment, machinery, fabricated metals; wood; furniture; chemicals; plastics; and printing. Agricultural production is diversified between crops and livestock. In transportation, Manitoba is a major center for truck, rail and air transport, and there is a deep-sea port at Churchill on Hudson Bay. The Province exports a large portion of its production.

      The following table sets forth growth rates in 2002 for key economic indicators and selected sectors of the economy for Manitoba and Canada, as well as the unemployment rate for 2002.

	Manitoba	Canada

Single-Detached Housing Starts	22.6%	30.6%
Retail Sales	7.2	6.0
Manufacturing Shipments	0.6	1.9
Gross Domestic Product	4.7	4.6
Real Gross Domestic Product	2.0	3.3
Capital Investment	1.6	2.0
Foreign Merchandise Exports	-3.0	-2.6
Farm Cash Receipts	3.7	-1.5
Value of Mineral Production	-4.0	-7.3
Consumer Price Index	1.6	2.2
Employment	1.6	2.2
Average Unemployment Rate	5.2	7.7

      Year-to-date data for 2003 indicate that single detached housing starts, retail sales and manufacturing shipments are increasing while foreign merchandise exports and utilities sales are decreasing. Farm cash receipts are unchanged from 2002. According to the July 2003 Statistics Canada survey of investment intentions, capital investment is expected to increase by 1.7% to $5.8 billion as public investment increases 8.7% while private investment decreases 0.6%.

      The following table sets forth selected indicators of economic activity and the compound annual growth rates for Manitoba and Canada for the years 1998 through 2002. In this table and throughout this document, compound annual growth rates are calculated by distributing the aggregate amount of growth during the period on the basis of a constant annual rate of growth compounded annually.

SELECTED ECONOMIC INDICATORS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars unless otherwise indicated)
Nominal Gross Domestic Product (1)
Manitoba	$30,994	$31,934	$33,840	$35,065	$36,704	4.3%
Canada	884,553	949,209	1,048,111	1,077,851	1,127,560	6.3
Real Gross Domestic Product
Manitoba (2)	$31,036	$31,573	$32,705	$33,134	$33,801	2.2
Change	4.3%	1.7%	3.6%	1.3%	2.0%	—
Canada (2)	$918,910	$969,750	$1,020,786	$1,040,388	$1,074,516	4.0
Change	4.1%	5.5%	5.3%	1.9%	3.3%	—
Personal Income	$26,312	$26,964	$28,497	$29,396	$30,335	3.6
Personal Income Per Capita (in Dollars)	23,121	23,591	24,845	25,540	26,241	3.2
Retail Sales	8,773	9,026	9,396	9,937	10,649	5.0
Capital Investment	5,000	5,186	5,198	5,591	5,680	3.2
Single-Detached Housing Starts (Units)	2,368	2,231	2,348	2,460	3,016	6.2
Change in Consumer Price Index
Manitoba	1.3%	1.9%	2.5%	2.6%	1.6%	—
Canada	0.9	1.7	2.7	2.6	2.2	—
Population (July 1) (in thousands)
Manitoba	1,138	1,143	1,147	1,151	1,156	0.4
Canada	30,157	30,404	30,689	31,021	31,362	1.0
Employment (in thousands)	535.7	542.7	554.4	557.9	567.0	1.4
Average Unemployment Rate	5.5%	5.6%	4.9%	5.0%	5.2%	—
Average exchange rate (C$ per U.S.$)	1.4831	1.4858	1.4852	1.5484	1.5704	—

(1)	At market prices.

(2)	Expressed in 1997 dollars.

Sources: Statistics Canada, Manitoba Bureau of Statistics and Manitoba Department of Finance.

Economic Structure

      The Province has a diversified economy. In 2002, goods producing industries accounted for 27.6% of real gross domestic product at basic prices. Manufacturing accounted for 12.9% of real gross domestic product at basic prices, construction for 5.0% and agriculture for 4.5%. The commercial service sector accounted for 53.1% of real gross domestic product at basic prices, and the non-commercial service sector for 19.3%.

      The following table sets forth the Real Gross Domestic Product by industry at basic prices and the compound annual growth rates for the years 1998 through 2002.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY (1)

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of 1997 dollars)
Goods Producing Industries
Manufacturing	$3,826	$3,662	$3,971	$3,952	$4,021	1.3%
Construction	1,400	1,358	1,216	1,550	1,547	2.5
Agriculture	1,454	1,446	1,585	1,353	1,397	-1.0
Utilities	1,030	972	1,004	1,007	959	-1.8
Mining	615	543	664	663	601	-0.6
Forestry, Fishing and Trapping	67	92	98	98	100	10.5

Total Goods Producing Industries	8,391	8,073	8,538	8,623	8,624	0.7

Service Producing Industries
Commercial Services
Finance, Insurance and Real Estate	2,919	3,010	3,169	3,291	3,407	3.9
Owner-Occupied Dwellings (2)	2,637	2,680	2,720	2,754	2,863	2.1
Transportation and Storage	1,922	2,062	2,110	2,057	2,027	1.3
Wholesale Trade	1,782	1,839	1,872	1,874	2,010	3.1
Retail Trade	1,559	1,682	1,762	1,818	1,928	5.5
Information and Culture	1,151	1,191	1,288	1,343	1,421	5.4
Accommodation, Food and Beverage	692	689	773	777	777	2.9
Professional and Scientific	712	827	764	765	759	1.6
Business Services	415	480	451	469	499	4.7
Other Services	801	779	830	863	877	2.3

Total Commercial Services Industries	14,589	15,238	15,738	16,013	16,569	3.2

Non-commercial Services
Health and Welfare	2,095	2,163	2,179	2,183	2,233	1.6
Education	1,492	1,540	1,546	1,544	1,536	0.7
Federal Administration	938	930	958	968	961	0.6
Provincial Administration	657	700	720	732	730	2.7
Municipal Administration	508	520	532	546	570	2.9

Total Non-commercial Services Industries	5,689	5,854	5,936	5,972	6,030	1.5

Total Service Producing Industries	20,279	21,092	21,673	21,984	22,599	2.7

Real Gross Domestic Product at Basic Prices	$28,670	$29,165	$30,211	$30,607	$31,223	2.2

     (1) Real gross domestic product measures value added and therefore differs from the value of production or the value of shipments by industry. Real gross domestic product at basic prices is the sum of all factor incomes from production in the Province. Real gross domestic product at basic prices plus indirect taxes, minus subsidies, equals real gross domestic product at market prices. Amounts in the table are expressed in 1997 dollars.

     (2) Is imputed rent value of Owner-Occupied Dwellings.

Source: Manitoba Bureau of Statistics.

     Manufacturing. Manufacturing is the largest sector of the Manitoba economy and is well diversified with the four largest industries accounting for only 55.5% of the value of total shipments in 2002.

      The largest industry, food, accounts for 26.2% of total shipments, and produces a broad range of products. The next largest industries are: transportation equipment, primarily buses and aerospace equipment (13.9% of shipments); machinery, mainly agricultural implements (9.0% of shipments); and furniture (6.4% of shipments). The remaining industries range in size from 6.1% to 1.6% of shipments.

      In 2002, manufacturing shipments increased 0.6% due to increased production in the clothing, furniture and machinery industries.

      The following table sets forth the gross value of manufacturing shipments and the compound annual growth rates of the principal Manitoba manufacturing industries for the years 1998 through 2002.

GROSS VALUE OF MANUFACTURING SHIPMENTS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars)
Non-durables
Food	$2,136.5	$2,469.5	$2,812.3	$2,899.0	$3,023.3	9.1%
Chemicals	464.8	507.9	566.2	704.4	615.6	7.3
Plastics	389.6	452.5	448.8	472.8	508.1	6.9
Printing	393.1	410.8	424.1	466.5	436.5	2.7
Beverages	227.2	204.1	215.1	197.1	194.3	-3.8
Other Non-durables	594.4	592.3	655.6	620.8	603.0	0.4
Durables
Transportation Equipment	1,626.9	1,617.7	1,488.0	1,599.9	1,602.9	-0.4
Machinery	1,347.3	1,050.5	1,031.5	952.3	1,041.9	-6.2
Furniture	484.3	505.9	574.3	667.3	742.9	11.3
Fabricated Metals	543.6	710.6	757.7	721.5	707.0	6.8
Wood	421.0	476.1	645.7	579.4	501.1	4.5
Clothing	368.3	364.9	372.3	333.0	376.5	0.6
Electrical and Electronics	172.6	184.0	241.0	214.9	183.4	1.5
Other Durables	1,203.0	1,109.6	1,111.8	1,036.7	1,000.1	-4.5

Total	$10,372.5	$10,656.3	$11,344.4	$11,465.6	$11,537.5	2.7

Source: Statistics Canada.

     In the first eight months of 2003, the value of manufacturing shipments increased 0.8% compared to the first eight months of 2002. The increase is principally due to a 23.2% increase in chemical products and a 20.1% increase in fabricated metals. Overall, six of fourteen categories of manufacturing shipments reported increases.

      Agriculture. Farm cash receipts are divided between crops and livestock and are well diversified within these major sectors of production.

      In 2002, farm cash receipts increased 3.7%. Crop receipts increased 23.5% due to increased receipts from all major crops primarily reflecting higher prices and production volumes. Livestock receipts decreased 3.4% with hog receipts decreasing 6.7% and cattle and calves receipts decreasing 3.9%. All other types of livestock receipts increased. Direct payments decreased 42.7%.

      The following table sets forth farm cash receipts and the compound annual growth rates for the years 1998 through 2002.

FARM CASH RECEIPTS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars)
Crops
Wheat	$469.1	$493.9	$447.3	$586.3	$630.2	7.7%
Oilseeds	715.7	394.4	371.4	416.1	576.1	-5.3
Specialty and Forage	145.4	149.4	174.6	156.2	213.9	10.1
Other Grains	119.3	107.1	117.8	193.5	212.0	15.5
Vegetables	160.0	175.1	174.6	202.0	205.0	6.4
Other (1)	34.6	94.8	36.2	-23.4	53.8	11.7

Total Crops	1,644.2	1,414.5	1,322.0	1,530.8	1,891.0	3.6

Livestock
Hogs	396.4	482.3	676.1	765.7	714.5	15.9
Cattle and Calves	454.8	462.0	485.7	578.5	555.7	5.1
Dairy	145.9	152.3	154.0	158.0	163.9	3.0
Poultry and Eggs	123.1	126.4	143.8	151.9	152.8	5.6
Other Livestock	105.2	105.5	109.3	124.3	130.6	5.6

Total Livestock	1,225.4	1,328.5	1,568.9	1,778.4	1,717.5	8.8

Direct Payments	92.1	216.0	287.1	382.1	219.0	24.2

Total	$2,961.7	$2,959.1	$3,178.0	$3,691.3	$3,827.4	6.6

Net Cash Income (2)	$606.1	$614.2	$649.7	$982.4	$1,098.4	16.0

     (1) Includes other crops, and, as a negative amount, deferred payments on all crops.

     (2) Represents farm cash receipts less operating expenses.

Source: Statistics Canada.

     In 1999, 2000 and 2001, Direct Payments include payments under the temporary disaster income assistance programs for farm producers implemented by the provincial and Federal governments in respect of poor weather conditions in the Province. These weather conditions prevented or delayed crop seeding in some regions. These payments were $108.9 million in 1999, $48.1 million in 2000 and $117.6 million in 2001. Direct Payments in 2000 also include a one-time $100 million payment to crop producers to compensate them for the elimination of transportation subsidies.

      On May 20, 2003, the Canadian Food Inspection Agency (“CFIA”) announced that tests had confirmed that a case of Bovine Spongiform Encephalopathy (“BSE”) had been found in a single beef cow in the Province of Alberta. The inspection system prevented the meat from entering the food chain. More than 2,700 animals were destroyed and tested as part of the CFIA’s investigation, which is now concluded. All test results for BSE were negative and the investigation did not identify any additional cases.

      On May 20, 2003, the United States Department of Agriculture (“USDA”) placed Canada under its BSE restriction guidelines and announced that it would not accept any live ruminants (cattle, sheep and certain other hoofed animals) or ruminant products from Canada pending further investigation. Several other countries also imposed import restrictions. On August 8, 2003, the USDA announced that it would begin to accept applications for import permits for certain boneless ruminant products, including boneless bovine meat from cattle under 30 months of age. Several other countries have followed the U.S. and are allowing the import of certain Canadian beef products. However, the Canada-U.S. border remains closed to live ruminants and other ruminant products.

      The closure of the Canada-U.S. border to Canadian ruminants and ruminant products has adversely impacted the Canadian ruminant industry. The Canadian Government and certain provincial governments, including the Government of Manitoba, announced various programs to provide support to the industry. Discussions between the United States and Canada continue concerning the development of rules to allow for the resumption of the importation of live ruminants into the United States.

      In the first six months of 2003, farm cash receipts were unchanged from the same period in 2002. Crop cash receipts increased 6.1%, primarily due to higher production volumes and prices, with the increases occurring across all the major crop categories except vegetables and other grains. Livestock cash receipts decreased 6.5% with cattle and calves decreasing 25.2%. Hog receipts increased 1.8%. Direct Payments increased $7.5 million or 8.5%.

      In 2003, crop production volumes are expected to be significantly above 2002 levels, which should lead to higher production values as the drought conditions that affected large parts of the North American plains were not as severe in Manitoba. The value of livestock production in Manitoba is expected to decline as a result of the BSE situation.

      Minerals. The principal metals produced in Manitoba are nickel, zinc, copper, and gold. Other metals include cobalt, tantalum, platinum and silver. Industrial minerals produced consist principally of sand and gravel, peat moss, stone, and lime.

      The two companies with the largest mining operations in Manitoba, accounting for approximately 65% of all mineral production, are Inco Limited, which produces mainly nickel, copper and cobalt, and Hudson Bay Mining and Smelting Co., Limited, which produces mainly copper and zinc.

      In 2002, the total value of mineral production in Manitoba decreased 4.0% to $982 million. The value of metal production decreased 7.3% in 2002 as a result of lower production volumes offsetting price increases for nickel. Nickel accounted for 40% of the total value of mineral production in 2002. The value of zinc and copper production declined as a result of lower production volumes and lower prices. The value of petroleum production increased 10.5%, reflecting higher prices, while the value of industrial mineral production increased 1.9%.

      The following table sets forth the gross value of mineral production and the compound annual growth rates for the years 1998 through 2002.

GROSS VALUE OF MINERAL PRODUCTION

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars)
Metals
Nickel	$341.7	$277.1	$561.6	$412.2	$397.6	3.9%
Zinc	142.1	139.0	133.8	129.3	109.0	-6.4
Copper	121.8	122.4	129.9	97.1	92.8	-6.6
Gold	118.1	111.4	95.0	86.3	83.6	-8.3
Other Metals	84.7	78.0	68.9	66.5	51.0	-11.9

Total Metals	808.4	727.9	989.3	791.5	734.0	-2.4
Petroleum	73.9	96.6	165.3	138.2	152.6	19.9
Industrial Minerals	84.7	82.7	79.5	93.6	95.4	3.0

Total	$967.1	$907.1	$1,234.1	$1,023.3	$982.0	0.4

Sources: Statistics Canada and Manitoba Department of Energy and Mines.

     Overall mining values are expected to remain stable in 2003. Production volumes for all metals except gold are expected to have slight increases in 2003 and U.S. dollar prices are higher for all metals including gold in the year to date. However, the lower exchange rate of the U.S. dollar has offset these gains and should result in the overall production value remaining stable. The Ruttan Lake copper and zinc mine was closed in the spring of 2002. The Bissett gold mine discontinued production in September 2001 and remains in a care and maintenance mode.

      Services. The service sector comprises a wide range of activities including transportation, finance, trade, tourism and personal services. From 1998 through 2002, commercial service industries accounted for 48.6% of average total employment in Manitoba, and non-commercial (primarily publicly funded) services accounted for 25.5%.

      Winnipeg is an air, rail and trucking hub, connected to Canadian and international markets. Both of Canada’s national railways pass through Winnipeg where they have large operations. Several of Canada’s largest trucking firms are headquartered in Manitoba. Because Winnipeg International Airport is one of the few that does not have nighttime landing restrictions, and is centrally located in North America, it is a major hub for courier services.

      Commodity trading and financial services are important components of Winnipeg’s economy. In particular, the city is the center of Canada’s grain trade. The Canadian Wheat Board is located in Winnipeg. The Winnipeg Commodity Exchange is the only commodity exchange, and the second largest futures exchange, in Canada. Nine grain companies have their head office or Canadian head office in Winnipeg. Winnipeg is also the headquarters of Canada’s largest mutual fund company, Investors Group, and of one of the largest life insurance companies, Great-West Lifeco Inc.

      Manitoba’s central location, low-cost office space and multilingual labor force have contributed to the expansion of call centers (telemarketing and customer service centers) in the Province. Data processing and engineering are important extra-provincial export-oriented industries. Winnipeg is the headquarters for Canwest Global Communications Corp., one of the largest media companies in Canada.

      Winnipeg serves as a regional shopping center for all of southern Manitoba. In 2002, retail sales in Manitoba increased 7.2% to $10.6 billion. In the first eight months of 2003, retail sales increased 1.8% compared to the same period of 2002.

      The Province has a well-developed tourism industry. As a result of Manitoba’s central location, the Province attracts national and international convention activity. Winnipeg serves as a regional entertainment center for portions of North Dakota, Minnesota and northwestern Ontario. Manitoba has an excellent resource base for outdoor recreational activities and has many public and private tourism facilities. In 2002, estimated tourism expenditures by both residents of Manitoba and visitors increased by 8.9% to $1,402 million.

Merchandise Exports

      In 2002, total merchandise exports amounted to $22.5 billion, unchanged from 2001, and were equal to 61.2% of GDP at market prices. Foreign countries accounted for 49.4% of merchandise exports and other Canadian provinces and territories accounted for the balance. In 2002, of the total foreign merchandise exports, 81.6% were to the United States, 9.6% to Asia and 3.8% to Europe.

      Over the five years 1998 to 2002, exports to the United States increased by 25.1% (representing a compound annual growth rate of 5.8%) and exports to all other countries decreased by 14.9% (representing a compound annual growth rate of -3.9%). Changes in currency exchange rates have had a positive impact on exports over the 1998 to 2002 period and are likely to continue affecting export levels in the future.

      The following table sets forth foreign exports by commodity and the compound annual growth rates for the years 1998 through 2002.

FOREIGN EXPORTS BY COMMODITY (1)

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars)
Manufacturing
Food	$1,040.5	$834.2	$830.0	$995.9	$1,051.2	0.3%
Transportation Equipment	1,048.1	1,229.6	1,053.0	1,139.7	944. 5	-2.6
Primary Metals	716.0	608.1	745.8	803.5	847.1	4.3
Machinery	718.4	503.9	584.8	535.9	679.8	-1.4
Wood	351.8	505.6	540.8	531.4	573.3	13.0
Chemicals	232.0	333.6	359.2	418.1	398.1	14.5
Paper and Allied	236.2	240.9	268.6	254.9	267.1	3.1
Plastics	137.4	170.0	178.5	210.5	221.4	12.7
Printing and Publishing	92.9	101.4	124.8	165.6	195.2	20.4
Electrical and Electronic	303.7	235.7	274.7	273.8	188.2	-11.3
Furniture and Fixtures	131.1	128.0	158.2	171.5	166.8	6.2
Clothing and Textiles	136.4	157.7	193.2	156.5	145.2	1.6
Fabricated Metals	76.6	72.0	95.1	126.1	119.2	11.7
Other	183.7	227.0	340.2	245.7	299.9	13.0

Total Manufacturing	5,404.9	5,347.6	5,746.8	6,029.1	6,097.0	3.1

Agriculture
Wheat	456.1	458.9	511.0	690.4	475.0	1.0
Oilseeds	673.7	499.0	391.4	451.0	408.1	-11.8
Cattle	238.4	176.8	188.3	257.7	273.2	3.5
Hogs	155.8	165.3	207.6	247.5	246.0	12.1
Vegetables	100.2	124.5	125.7	166.4	152.5	11.1
Other Grains	119.6	115.9	135.7	179.7	140.5	4.1
Other Agriculture	31.4	34.5	34.5	37.3	38.6	5.2

Total Agriculture	1,775.2	1,575.0	1,594.1	2,030.0	1,733.9	-0.6

Electricity	356.2	343.0	442.7	534.7	390.5	2.3
Other Primary	43.2	45.4	43.8	50.4	35.8	-4.6
Oil Trans Shipment	311.2	505.1	596.0	664.1	756.5	24.9
Other	178.0	222.9	255.4	267.8	279.5	11.9

Total	$8,068.5	$8,039.1	$8,678.8	$9,576.1	$9,293.2	3.6

     (1) Most export data, except for some principal grains, are based on port-of-exit information; consequently, data for many categories do not reflect the true value of provincial foreign exports. The above data for 2002 include two items that do not truly reflect foreign exports of Manitoba products. Oil Trans Shipment represents crude oil production that originated in Alberta and Saskatchewan and was shipped through the Province. The value of nickel exports is $328.4 million. This does not include an estimated $29.4 million of nickel, which was exported through Ontario in that year.

Source: Statistics Canada.

     Total foreign exports for the first eight months of 2003 were down 5.8% compared to the first eight months of 2002. On a year-to-date basis, exports to the United States have decreased by 7.8% while exports to other countries have increased by 3.4%.

Capital Investment

      In 2002, capital investment increased 1.6%. The largest increases in capital investment occurred in housing and public administration. The largest decreases in capital investment occurred in mining and retail trade. The Statistics Canada survey of investment intentions published in July 2003 indicates that capital investment in 2003 is expected to increase by 1.7%. Private capital investment is expected to decrease 0.6% and public investment to increase 8.7%. The largest increases are expected to occur in wholesale trade, education, real estate, and mining. The largest decreases are expected to occur in other capital investment and housing.

      The following table sets forth categories of capital investment and the compound annual growth rates for the years 1998 through 2002.

CAPITAL INVESTMENT

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1998	1999	2000	2001	2002	1998-2002

	(In millions of dollars)
Housing	$865.5	$853.8	$911.5	$1,012.8	$1,195.4	8.4%
Public Administration	420.2	567.2	507.2	565.9	606.2	9.6
Manufacturing	584.2	551.4	633.1	557.0	533.8	-2.2
Utilities	379.0	418.0	396.1	515.0	526.4	8.6
Transportation and Storage	639.6	659.2	375.1	421.5	437.8	-9.0
Finance and Insurance	265.8	312.4	360.3	359.9	360.6	7.9
Agriculture	354.9	260.8	282.9	302.8	309.5	-3.4
Real Estate	145.4	229.2	232.1	211.3	213.5	10.1
Mining	154.2	128.9	236.3	249.6	209.1	7.9
Retail Trade	149.4	152.8	232.1	199.1	170.0	3.3
Health Care and Social Services	87.1	183.1	203.1	157.3	169.3	18.1
Construction	141.4	110.2	101.9	136.4	143.4	0.4
Wholesale Trade	167.8	190.2	137.7	140.1	141.9	-4.1
Education	94.5	112.2	117.6	151.1	95.7	0.3
Professional and Scientific	107.3	63.7	111.6	90.8	73.5	-9.0
Other	444.1	392.7	359.3	520.5	493.9	2.7

Total	$5,000.4	$5,185.8	$5,197.9	$5,591.1	$5,680.0	3.2

Private	$3,931.1	$3,807.1	$3,908.5	$4,232.7	$4,266.6	2.1
Public	1,069.3	1,378.8	1,289.4	1,358.4	1,413.3	7.2

Total	$5,000.4	$5,185.8	$5,197.9	$5,591.1	$5,680.0	3.2

Source: Statistics Canada.

Labor Force

      In 2002, employment increased by 1.6% with growth occurring in information, culture and recreation; agriculture; education and health services; accommodation and other services; professional and administrative services; utilities; and wholesale and retail trade. Declines were recorded in construction; forestry, fishing and mining; transportation and storage; manufacturing; finance, insurance and real estate; and public administration. In 2002, the average unemployment rate in Manitoba was 5.2%, the lowest of any province in Canada and significantly lower than Canada’s rate of 7.7%.

      The following table sets forth selected labor force statistics for Manitoba and Canada for the years 1998 through 2002.

LABOR FORCE

	Annual Averages

	1998	1999	2000	2001	2002

	(In thousands unless otherwise indicated)
Labor Force	566.8	574.8	583.2	587.1	598.0
Employment	535.7	542.7	554.4	557.9	567.0
Participation Rate	67.0	67.5	67.9	68.1	69.2
Participation Rate (Canada)	65.1	65.6	65.9	66.0	66.9
Unemployment Rate	5.5	5.6	4.9	5.0	5.2
Unemployment Rate (Canada)	8.3	7.6	6.8	7.2	7.7

Source: Statistics Canada.

     In the first nine months of 2003, seasonally adjusted employment in Manitoba increased 0.5% compared to the same period for 2002, reaching 568,900. Employment increases were recorded in accommodation and other services; utilities; construction; professional and administrative services; and education and health services. Declines were recorded in forestry, fishing and mining; information, culture and recreation; wholesale and retail trade; public administration; finance, insurance and real estate and transportation and storage; agriculture; and manufacturing.

      In the first nine months of 2003, the seasonally adjusted unemployment rate in Manitoba averaged 4.9%, down from 5.2% in the same period in 2002. In the first nine months of 2003, the seasonally adjusted unemployment rate in Canada averaged 7.7%. Manitoba’s seasonally adjusted labor force participation rate over the first nine months of 2003 averaged 69.0%, unchanged from the same period of 2002.

Energy

      Refined petroleum and natural gas provided 38.3% and 32.7%, respectively, of the Province’s total energy needs in 2001, while 26.5% was provided by hydro-electric energy generated in the Province. For more information on hydro-electric energy generated in the Province, see “The Manitoba Hydro-Electric Board.”

GOVERNMENT FINANCES

      Under the Constitution, the Province has the power to impose direct taxation within the Province in order to raise revenue for Provincial purposes. It also has exclusive jurisdiction over the borrowing of money on the sole credit of the Province.

      Under the statutes of the Province, public money is deposited to the credit of the Minister of Finance and forms part of the Consolidated Fund of the Province. Money necessary to carry out the operations of the Province in each fiscal year is voted by the Legislative Assembly, with the exception of those expenses for which provision has already been made by special legislation, such as amounts required to service the debt of the Province and to fulfill guarantees made by the Province. In addition, the Lieutenant Governor in Council may, when the Legislative Assembly is not in session, authorize expenses that are urgently and immediately required for the public good through the issuance of special warrants.

      The financial statements for the Consolidated Fund of the Province of Manitoba (which are included in an exhibit to the Province’s Annual Report on Form 18-K, which exhibit is incorporated by reference) reflect, in a single set of financial statements, the transactions and balances of the Operating Fund (which records the operations of government departments and programs), the Trust Fund (which records the trust administration function) and other special funds of the Province, on a combined basis. The accounts and financial statements of the Province are examined by the Auditor General who is responsible to the Legislative Assembly and is required to make a report to the Legislative Assembly with respect to each fiscal year.

      The revenues and expenses of the Provincial Government are recorded in the financial statements for the Consolidated Fund on an accrual basis with the following exceptions:

a)	Government of Canada Receipts — Generally, entitlements from the Government of Canada for transfer payments, the transfer having been authorized and any eligibility criteria met, as well as for the Province’s share of individual and corporation income tax pursuant to the Federal-Provincial Tax Collection Agreements, are recorded on a cash basis for cash receipts received up to March 31 plus an accrual of prior period adjustments determined before June 30 each year.

b)	Other Revenue — All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. Recoveries of the debt servicing costs on self-supporting debt and revenue earned on investments and advances are recorded as a reduction of debt servicing expense.

c)	Expenses — All expenses incurred for goods and services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the government’s use that are reflected as expenses when incurred as well as items d) and e) noted below.

Expenses include provisional amounts recorded in anticipation of future costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

d)	Pension Benefits — The annual cost recorded is based on the government’s share of pensions paid to retired employees, teachers and Members of the Legislative Assembly, as well as current contributions to Registered Retirement Savings Plan accounts and tax paid trusts on behalf of MLAs and employees who are pensionable outside of the Civil Service Superannuation Fund. The government does not record its liability for the unfunded cost of pension benefits earned by employees, teachers and Members of the Legislative Assembly.

e)	Employee Future Benefits — The government does not record liabilities for the unfunded cost of employee future benefits earned by employees of heath care facilities and family services agencies.

      These accounting policies have been developed and are applied in accordance with the provisions of the provincial Financial Administration Act.

      Fluctuations in the value of direct funded debt payable in foreign currencies, debt discounts and premiums and investment discounts and premiums are amortized monthly over the life of the debt or investment.

      The accounts of the Consolidated Fund of the Province include investments in, and loans, advances and grants to, Crown organizations and government enterprises, but in general do not include the profits or losses of these entities. Each of these entities maintains its own accounting records, which are audited annually. For information relating to loans and advances to Crown organizations and government enterprises, see “Crown Organizations and Government Enterprises.”

      The accounts of the Consolidated Fund do not include revenue and expenditure of local government bodies such as municipalities and school boards which carry out certain responsibilities delegated by the Province, except that provincial assistance provided to those entities is included in the accounts of the Consolidated Fund as an expense.

      In addition to the financial statements for the Consolidated Fund, the Government of Manitoba also annually prepares Summary Financial Statements (see “Summary Financial Statements”) (which are included in an exhibit to the Province’s Annual Report on Form 18-K, which exhibit is incorporated by reference) which consolidate the financial statements of the Consolidated Fund with the financial statements of the various Crown organizations and government enterprises (i.e. entities whose principal activity is carrying on a business). See “Tables of Supplementary Information — Tables III and IV.” The Summary Financial Statements reflect a liability for the unfunded cost of pension benefits earned by employees, teachers and Members of the Legislative Assembly.

      The Provincial Government prepares a budget for each fiscal year, which estimates revenue and expenses. The Fiscal Stabilization Fund was established to cushion fluctuations in provincial revenue and provide a more stable basis for fiscal decisions. The Fund is also available for special initiatives. The Fiscal Stabilization Fund earns interest. Transfers to and from the Fiscal Stabilization Fund are determined by the Minister of Finance, subject to approval by the Lieutenant Governor in Council. At March 31, 2003, the Fiscal Stabilization Fund had $235 million in liquid assets.

      The Balanced Budget, Debt Repayment and Taxpayer Accountability Act (the “Balanced Budget Act”) requires the total expenses of the Province (both current and capital) (plus transfers from the Fiscal Stabilization Fund) to be no greater than revenue (plus transfers to the Debt Retirement Fund). Transfers to and from the Fiscal Stabilization Fund, the Debt Retirement Fund and the Pension Assets Fund may not be recorded as an expense or revenue but are recorded as transfers. Debt repayments in the Debt Retirement Fund also include the payments of the pension liability of the government. The exceptions in the determination of a positive or negative balance for the Balanced Budget Act include war, disaster or a single year decline in revenue of 5.0% or more which is not the result of a change in Manitoba taxation laws. Proceeds from the sale of a Crown corporation may not be used in determining whether there is a positive or negative balance for a fiscal year.

      If a deficit not allowed under the Balanced Budget Act is incurred, the salaries of all members of the Executive Council will be reduced, and the shortfall is required to be made up in the subsequent year. These provisions do not apply in the fiscal year during which an election results in a change in the party forming the Government. The Balanced Budget Act requires minimum, annual payments to the Debt Retirement Fund, which currently are at a level of $96 million per year, for the purpose of retiring the net general-purpose debt and pension liability of the Province.

The Balanced Budget Act limits tax increases by requiring the approval of voters in a referendum before the rates of four major taxes may be increased. At present, these four taxes account for about three-quarters of own source revenue and about one-half of total revenue. Exceptions are allowed for revenue-neutral rebalancing of Provincial tax rates, and for offsetting changes in federal and provincial taxes.

      Total Operating Fund expenses and transfers to the Debt Retirement Fund for the year ended March 31, 2003 were $7,039.7 million, up $15.7 million from the budget estimate of $7,024.0 million, reflecting higher than anticipated health care, offset by lower Public Debt costs. Total Operating Fund Revenue plus a transfer of $23 million from the Fiscal Stabilization Fund, was $7,044.3 million or $10.0 million higher than the budget estimate of $7,034.3, reflecting a greater distribution from Manitoba Hydro, lower Federal transfers and a smaller transfer from the Fiscal Stabilization Fund. The reported budgetary surplus for the year ended March 31, 2003 was $4.6 million as compared to an estimated surplus of $10.4 million.

      The budget for the fiscal year ending March 31, 2004 was presented to the Legislature on April 22, 2003.

      On September 30, 2003, Royal Assent was given to the Supplementary Estimates of Expenditure. Supplementary Estimates provided additional expenditure authority of $68.0 million for emergency expenditures required for fire suppression costs as well as costs related to compensation programs for producers adversely impacted by BSE-related restrictions on livestock exports. Additional statutory expenditures of $10.9 million primarily related to electoral costs were also included in the Supplementary Estimates.

      Beginning in September 2003, the results of the 2001 federal population census are being used to calculate Equalization and CHST transfers for all entitlements with respect to fiscal years ended March 31, 2001 and ending March 31, 2004. The census results increased Manitoba’s population and population share of the Canadian total and combined with changes in data used to calculate entitlements, the effect is to increase Manitoba’s projected federal transfer revenue in fiscal year ending March 31, 2004 by $150 million over the amount projected in the Budget.

      The budget estimates included a $52 million distribution of retained earnings from Manitoba Hydro to the Province. As Manitoba Hydro now expects to record a loss in fiscal year ending March 31, 2004, the Province no longer anticipates receiving this amount.

      The Province will adjust the transfer from the Fiscal Stabilization Fund from the original $48 million, as necessary to meet the requirements of the Balanced Budget Act.

      The following table sets forth the transactions of the Operating Fund for the four fiscal years ended March 31, 2003 and the budget estimate for the fiscal year ending March 31, 2004.

STATEMENT OF OPERATING FUND TRANSACTIONS

	Year Ending March 31,				Budget
					Estimate
	2000	2001	2002	2003	2004 (6)

	(In millions of dollars)
Revenue (1)
Federal Transfers	$2,073.1	$2,091.4	$2,206.4	$2,229.7	$2,508.0
Individual and Corporate Income Taxes	1,918.1	2,200.8	1,965.7	1,796.9	1,973.2
Other Corporation Taxes	399.5	404.7	420.0	445.1	456.7
Sales Taxes	974.6	1,000.8	1,031.5	1,077.7	1,126.8
Luxury Taxes	493.9	518.5	549.9	612.3	623.2
Gasoline and Motive Fuel Taxes	218.4	223.5	222.9	231.2	231.3
Natural Resources Revenue	93.6	138.6	155.7	153.9	145.1
Manitoba Hydro Retained Earnings Distribution	—	—	—	203.4	52.0
Other Revenue	166.6	173.7	194.7	220.0	197.6

Total Revenue before Transfer from Fiscal Stabilization Fund and Extraordinary Item	6,337.8	6,752.0	6,746.8	6970.2	7,313.9

Extraordinary Item — Adjustment to estimate for Federal accounting error	—	—	—	51.1	—

Total Revenue before Transfer from Fiscal Stabilization Fund	6,337.8	6,752.0	6,746.8	7,021.3	7,313.9

Expenses (1)
Health and Community Services	3,067.7	3,302.3	3,504.0	3,693.9	3,897.4
Education	1,187.4	1,265.9	1,288.3	1,347.1	1,411.8
Economic and Resource Development	793.6	718.2	640.9	686.7	807.0
Consumer Services, Public Protection and Other Government Services	634.8	463.3	520.7	527.9	516.7
Manitoba Tax Credit Programs	177.7	218.1	233.3	216.5	230.7
Direct Local Government Assistance	110.0	135.8	134.6	143.4	145.8
Allowance for Losses	0.2	0.9	1.6	6.8	0.8
Public Debt	465.3	510.7	414.1	321.4	331.0
Less: Year-end Savings (2)	—	—	—	—	(85.0)

Total Expenses Before Transfer to Debt Retirement Fund	6,436.7	6,615.2	6,737.5	6,943.7	7,256.2

Operating Fund Surplus/(Deficit) Before Transfers	(98.9)	136.8	9.3	77.6	57.7
Transfer from Fiscal Stabilization Fund (3)	184.7	—	150.0	23.0	48.0
Transfer to Debt Retirement Fund	(75.0)	(96.0)	(96.0)	(96.0)	(96.0)

Operating Fund Surplus (4)(5)	$10.8	$40.8	$63.3	$4.6	$9.7

Financing Requirements
Refinancing
For General Government Programs	$1,169.0
For The Manitoba Hydro-Electric Board	220.4
For Other Self-Sustaining Programs	66.4
New Cash Requirements
For General Government Capital Investments	25.0
For The Manitoba Hydro-Electric Board	774.0
For Other Self-Sustaining Programs	77.8

Total Provincial Financing Requirement	$2,332.6

     (1) For additional details, see “Tables of Supplementary Information — Tables I and II”.

     (2) Anticipated unexpensed portion of budgeted amount.

     (3) The budget papers presented in April 2002, had forecasted a distribution of retained earnings from Manitoba Hydro of $150 million for the year ended March 31, 2002. Because the legislative authority for this transfer did not take effect until August 2002, the distribution was reflected in the 2002/03 fiscal year results.

     (4) Volume 1 of the Public Accounts for the year ended March 31, 2003 (being filed as an exhibit to the Province’s Annual Report on Form 18K, which exhibit is incorporated by reference) reflects both the Summary Financial Statements of the Government and the transactions and balances of the Operating Fund and Special Funds of the Province of Manitoba. The Summary Financial Statements of the Government of the Province of Manitoba are designed to reflect the Government’s management of public financial affairs and resources as a whole.

     (5) The Operating and Special Funds financial statements do not include the Government’s pension liabilities. If the pension liabilities were included, the liabilities and accumulated deficit of the Operating and Special Funds as at March 31, 2003 would increase by $3.4 billion.

     (6) Budget Estimate 2004 does not include $78.9 million of Supplementary Estimates of Expenditure, for more information, see “Government Finances”.

Revenue

      Provincial Source Revenues. Of its Total Revenue Before Transfer from Fiscal Stabilization Fund budgeted for the fiscal year ending March 31, 2004, the Province expects to derive $4,805.9 million or about 65.7% from provincial sources.

      Taxation in Canada is constitutionally divided between the Federal and Provincial Governments. The Federal Government collects taxes partly for its own expenditures and partly for distribution to the provinces. The Federal Government has authority to apply both direct and indirect taxes while provinces generally may apply direct taxes only. However, provinces may apply limited indirect taxation in the resource field. Local governments derive their taxing powers from the provinces.

      The personal income tax field is shared by the Federal and Provincial Governments. The Province has a personal income tax with 3 brackets and rates ranging up to 17.4% applied directly to taxable income, subject to certain tax credits which are generally recorded as expenses. The personal income tax is collected on the Province’s behalf by the Federal government.

      Personal income tax revenue in the fiscal year ending March 31, 2004 is budgeted at $1,703.0 million, net of the municipal share of individual income taxes which is collected by the Government of Canada and remitted by the Province to municipalities in accordance with the Provincial — Municipal Tax Sharing Act.

      The Province is lowering its levies on corporation income taxes of small business. The tax rate on taxable income of small businesses (currently with active business income of less than $320,000) is 5%. The small business threshold will be increased to $360,000 on January 1, 2004 and $400,000 on January 1, 2005. The rate for large businesses was reduced from 16.5% of taxable income to 16.0% on January 1, 2003 and will be reduced by further reductions of 0.5% each January 1 thereafter until it reaches 15% on January 1, 2005. Corporation income tax revenue for the fiscal year ending March 31, 2004 is budgeted at $270.2 million, net of provincial-municipal revenue sharing arrangements under which the Province allocates 1.0 percentage point of its corporation taxable income to local governments.

      The Province applies a tax at a general rate of 7% on retail sales of most tangible personal property, with major exemptions in respect of food for home consumption, children’s clothing under $150, custom software and most farm machinery and prescription drugs. Retail sales tax revenue in the fiscal year ending March 31, 2004 is budgeted at $1,057.8 million.

      The Province levies a tax of 11.5¢ per litre on gasoline, and 10.9¢ per litre on motive fuels. For the fiscal year ending March 31, 2004, the revenues from gasoline and motive fuel taxes are budgeted at $231.3 million. There is also a tobacco tax of 15.5¢ per cigarette and 14.5¢ per gram of loose tobacco. Total tobacco tax revenue for the fiscal year ending March 31, 2004 is budgeted at $190.4 million.

      A levy for financing health and post-secondary education is applied to total compensation paid to employees by Manitoba employers. Employers with annual payrolls under $1 million are exempt and those with payrolls between $1 million and $2 million are subject to reduced rates. The tax rate on taxable payroll is 2.15%. For the fiscal year ending March 31, 2004, the levy is budgeted to yield $263.4 million.

      Federal Government Transfers. Transfer payments from the Federal Government are budgeted to provide $2,508.0 million, or approximately 34.3% of the Province’s Total Revenue Before Transfer from Fiscal Stabilization Fund budgeted in the fiscal year ending March 31, 2004. Unconditional transfers, primarily receipts under a Federally funded provincial revenue equalization formula and cash payments under the Canada Health and Social Transfer, account for approximately 32.6% of total budgetary revenue. Conditional transfers, consisting mainly of federal cost-sharing payments in respect of programs for social and economic development, account for the remainder of Federal government transfers.

      The largest and most important of these Federal-provincial financing arrangements are authorized by the Federal-Provincial Fiscal Arrangements Act, (the “Federal Act”). The Federal Act establishes the concept of tax revenue equalization on a per capita basis to a value established by a formula incorporating a representative average tax system of the provinces. The Province budgeted unconditional revenue of $1,387.9 million from Federal equalization payments in the fiscal year ending March 31, 2004. The formula is subject to review at five year intervals, with the next review scheduled for next year.

      The current Canada Health and Social Transfer Arrangements within the Federal Act provide for federal assistance in respect of social programs through transfers to the Provincial governments of income taxing authority and cash payments. The amount of Federal assistance does not bear a direct relationship to the program costs of the Province, but rather is calculated on the basis of per capita entitlements. On October 20, 2000, the Federal Government passed an Act to increase payments under the Canada Health and Social Transfer. The total cash basic component of these arrangements is budgeted at $763.5 million for Manitoba for the fiscal year ending March 31, 2004. In addition $17.9 million from the National Medical Equipment Fund and $8.5 million from the Primary Health Care Transition fund will be received in fiscal year 2003/04.

      In February 2003, the Federal Government announced a Health Financing Arrangement that added additional funds in support of Health and Social programs. These funds are in the form of the Canada Health and Social Supplement and amount to $2.5 billion nationally. An additional $2.0 billion is contingent on the Federal Government achieving its fiscal target. Manitoba’s share of the $4.5 billion total would be $163.6 million and has been budgeted for the fiscal year ending March 31, 2004.

      In January 2002, the Federal government discovered a long-standing error with respect to personal income tax remittances to provinces for taxes collected by the Federal government on behalf of the provinces. Several provinces, including Manitoba, received overpayments. Transfer payments of most provinces were also impacted by this error. The Federal government has recovered from Manitoba a total of $168 million related to the 2000 tax year remittances and has recovered a further $61 million for the 2001 tax year. In September 2002, the Federal government announced a settlement with the provinces affected by this error and an amendment to equalization regulations which resulted in Manitoba receiving an additional $138 million for 2001/02. In accordance with the settlement, Manitoba will reimburse the Federal government $91 million, to be paid in ten equal annual installments beginning in 2004/05. Also, as part of the settlement, Manitoba received a $140 million transitional payment in 2002/03. This payment offset a similar amount which had been budgeted as equalization revenue in the Budget Estimate 2003 and which was not received.

      In February 2003, the Federal Government announced that it would use forecast data in the detailed calculation of Equalization entitlements for the mining tax base in 2002/03, which reduced revenue to the Province for that fiscal year. When Equalization entitlements are re-calculated using more current data, Manitoba estimates that it will receive an additional $84 million in equalization transfers and this amount has been included in the Equalization revenue budgeted for the fiscal year ending March 31, 2004.

      The Federal Act includes a stabilization formula, which provides for federal grants and interest-free loans if revenue from a province’s own sources plus equalization falls below 95% of the previous year’s level, excluding variations of natural resource revenue. The Federal Act also provides a limited guarantee arrangement to compensate provinces for certain losses incurred during the calendar year in which a national personal income tax change results in provincial income tax reductions.

Expenditure

      Health and Community Services. For the fiscal year ending March 31, 2004, expenditure on Health and Community Services is budgeted at $3,897.4 million, an increase of 5.5% over the prior year. This is the largest single expenditure category and represents 53.0% of the Province’s total budgeted expenditure and transfer to Debt Retirement Fund. Health and Community Services includes the Universal Health Benefits Plan under which hospital and medical care is available to Manitoba residents without charge. Under this Plan, the Province pays all the operating costs as well as the debt servicing costs of approved capital construction for hospitals and personal care institutions. The Province has budgeted the gross cost of services under the Plan at $3,004.2 million for the fiscal year ending March 31, 2004, an increase of 6.2% over the prior year.

      Also included in this category is $869.4 million budgeted for the Province’s social security program which provides income security, financial assistance to the elderly, rehabilitation services for physically and mentally handicapped persons and child welfare services.

      Education. Education expenditure for the fiscal year ending March 31, 2004 is budgeted at $1,411.8 million, an increase of 4.8% over the prior year, and represents 19.2% of Manitoba’s total budgeted expenditure and transfer to Debt Retirement Fund. The major portion of this expenditure, amounting to $841 million, is for providing direct financial support to local school divisions for the approved cost of public schools in the Province as well as the debt servicing costs of approved capital construction for schools. The additional funds required to operate the public schools, plus any special projects undertaken by the school divisions, are derived from a property tax on the residents of the divisions.

      This expenditure also includes financial support for the four universities and the three community colleges in the Province, which is budgeted to amount to $524.8 million for the fiscal year ending March 31, 2004.

      Economic and Resource Development. Expenditure on economic and resource development is budgeted at $807.0 million for the fiscal year ending March 31, 2004, an increase of 17.5% from the prior year, and represents 11% of Manitoba’s total budgeted expenditure and transfer to Debt Retirement Fund. The largest item in this category is Transportation and Government Services, amounting to $341.1 million.

      Consumer Services, Public Protection and Other Government Services. Expenditure for Consumer Services, Public Protection and Other Government Services is budgeted at $516.7 million, a decrease of 2.1% over the prior year.

      Other. The Province also provides property and cost-of-living tax credits to residents of Manitoba, budgeted at $230.7 million for the fiscal year ending March 31, 2004.

      Expenditure for Provincial assistance to local governments is budgeted at $145.8 million for the fiscal year ending March 31, 2004 and includes $72.9 million for grants to the City of Winnipeg and $14.6 million for grants in lieu of taxes to municipalities.

      The net cost of servicing total direct public debt after deducting recoveries from Crown Organizations and investment earnings is budgeted at $331.0 million, an increase of 3.0% over the prior year. For the fiscal year ending March 31, 2004, the gross interest expense for the Province’s direct funded debt is estimated to be $1,289 million, which is reduced by $232 million of interest income and $726 million of debt on which interest is recovered from Crown Organizations and other government entities.

SUMMARY FINANCIAL STATEMENTS

      The Summary Financial Statements of the Government of the Province of Manitoba (See “Tables of Supplementary Information — Tables III and IV”) reflect the financial results of the Government Reporting Entity which consists of the Consolidated Fund plus Crown organizations and government enterprises (i.e. entities whose principal activity is carrying on a business). These financial statements consolidate the financial statements of all of the organizations comprising the Government Reporting Entity, except for government enterprises, which are accounted for by the modified equity method of accounting. The purpose of the Summary Financial Statements is to report fully the nature and extent of the financial affairs and resources for which the Government is ultimately responsible.

      In order to be considered a part of the Government’s Reporting Entity for the “Summary Financial Statements”, an organization must be accountable for the administration of its financial affairs and resources to a minister of the Government, or directly to the Legislature, and must be owned and/or controlled by the Government, as determined by legislative provisions or by a majority holding of voting share capital. The financial operations of organizations which are not part of the Government Reporting Entity are reflected in the Summary Financial Statements only to the extent that:

1. they receive money from or pay money to the Government, or

2. any non-recoverable deficits they incur are adjusted against the amounts loaned, advanced or invested in them by the Government, or

3. where the Government has no loans, advances or investments involved, any losses they incur, which are assumed by the Government, are recorded as accrued charges.

      Crown organizations are consolidated after adjusting them to a basis consistent with the accounting policies of the Government Reporting Entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education, which remain on a gross basis as operating expenses and revenue. Where the fiscal year-end of Crown organizations is not the same as that of the Government Reporting Entity and their transactions significantly affect the financial statements, they are restated to March 31.

      Government enterprises maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They are reported by the modified equity method of accounting without adjusting them to a basis consistent with that of the Government Reporting Entity. Under the modified equity method, the Province includes the Government enterprises’ net assets and net income by adjusting the investment shown in the Province’s Statement of Financial Position and by presenting the net income as a separate item on the Province’s Statement of Revenues and Expenses. The financial results of enterprises are not restated to March 31 notwithstanding that their fiscal year-end may not be the same as that of the Government Reporting Entity. Inter-entity accounts and transactions are not eliminated, nor are normal inter-entity operating transactions disclosed separately.

CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES

      The Province provides certain services and promotes certain types of social and economic development through Crown organizations and government enterprises (“Crown organizations”) which have access to financial assistance from the Province through advances, equity investments, guaranteed borrowings, loans and grants. Crown organizations such as The Manitoba Hydro-Electric Board are intended to operate on a commercial basis, rather than being subsidized by the Province. The Province also operates other Crown organizations, such as The Manitoba Agricultural Credit Corporation and The Manitoba Housing and Renewal Corporation, on a partially subsidized basis with funds provided from departmental appropriations. With the exception of The Liquor Control Commission and The Manitoba Lotteries Corporation, the profits of which are transferred to the Province, Crown organizations generally retain their profits for their own requirements. However, Manitoba Hydro was authorized to distribute retained earnings to the Province for the fiscal years ending 2003 and 2004. Loans, advances, investments and grants are made as required for the operations of the organizations pursuant to appropriations in the Provincial Budget or through specific enactment by the Legislative Assembly.

      A valuation allowance is provided in the accounts of the Province for decreases in the value of loans and advances made to Crown organizations, and is adjusted annually for changes that occur in the estimated realizable value of these assets, based on financial results applicable to the most recent fiscal year completed prior to April 1. The allowance is intended to provide for any accumulated operating and capital deficits of Crown organizations. This allowance as at March 31, 2003, was $93.3 million in respect of the Province’s total loans and advances to its Crown organizations in the amount of $7,390.1 million at such date.

      The following table summarizes the loans and advances of the Province’s principal Crown organizations for the years 1999 through 2003 and the allowance for losses on realization of assets as at March 31, 2003:

LOANS AND ADVANCES TO

CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES (1)

	As at March 31,

						2003
						Valuation
	1999	2000	2001	2002	2003	Allowance

	(In thousands of dollars)
The Manitoba Hydro-Electric Board (2)	$6,202,135	$6,854,360	$7,017,104	$7,221,434	$6,374,894	$—
The Manitoba Housing and Renewal Corporation	386,873	370,077	355,007	351,968	345,052	17,787
The Manitoba Agricultural Credit Corporation	258,993	310,811	314,545	326,423	311,627	29,504
The Manitoba Lotteries Corporation (3)	—	—	170,000	170,000	173,700	—
Manitoba Development Corporation	80,633	87,477	88,168	104,378	107,184	40,796
Other	192,469	92,236	84,809	90,022	77,666	5,237

Total	$7,121,103	$7,714,961	$8,029,633	$8,264,225	$7,390,123	$93,324

     (1) Crown Organizations and Government Enterprises also have debt not guaranteed by the Province which consists of $184.6 million held by Canada Mortgage and Housing Corporation, an agency of the Federal government, $36 million held by various First Nation Bands and $2.6 million of assumed mortgages on existing property.

     (2) Provincial advances have been adjusted by the foreign currency fluctuation on the Direct Debt of the Province for which Manitoba Hydro is responsible.

     (3) Refinancing of debt which was previously directly incurred by this entity.

     The Manitoba Hydro-Electric Board provides for a supply of electrical power adequate for the needs of Manitoba, and promotes economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba. See “The Manitoba Hydro-Electric Board.” Pursuant to legislation enacted in 2001, the Government may not privatize Manitoba Hydro unless approved by the voters of Manitoba in a referendum.

      The Manitoba Housing and Renewal Corporation undertakes the construction of housing projects and administers various Provincially subsidized housing programs, including rental subsidies for low income families, housing grants for elderly persons and housing improvement programs.

      At March 31, 2003, the Corporation had total assets of $614.7 million represented by $310.6 million of projects completed or under construction, owned land held for development and/or sale having a book value of $13.7 million, loans and mortgages receivable of $169.9 million and other assets of $120.6 million.

      The Manitoba Agricultural Credit Corporation provides credit for farmers principally through direct loans for capital purposes secured by first mortgages held by the Corporation and through guarantees of loans by chartered banks.

      At March 31, 2003, the Corporation had total assets of $300.8 million, of which $269.8 million represented receivables secured by first mortgages on farmland and buildings. For the fiscal year ended March 31, 2003, the Corporation’s operating deficit was $0.7 million, after a Provincial operating grant of $5.2 million. As at March 31, 2003, the accumulated deficit of the Corporation was $26.8 million, primarily representing an allowance for doubtful accounts which the Province will fund as accounts are written off.

PUBLIC DEBT

Debt Record

      The Province has always paid the full face amount of the principal of and premium and interest on (a) every direct obligation issued by it and (b) every indirect obligation on which it has been required to implement its guarantee, all promptly when due in the currency in which and country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.

Direct Funded Debt of the Province

      The Province borrows to fund its net cash requirement. The following table summarizes the direct funded debt of the Province by currency as at March 31 for the years 1999 through 2003.

DIRECT FUNDED DEBT OF THE PROVINCE (1)

	As at March 31,

	1999	2000	2001	2002	2003 (2)

	(In thousands of dollars)
Direct Funded Debt Payable in:
Canadian Dollars (3)	$10,175,179	$11,115,797	$11,548,212	$11,807,490	$11,812,749
Issues hedged to Canadian Dollars	2,045,427	2,852,563	2,624,374	3,221,628	3,348,799
U.S. Dollars	5,517,267	5,087,250	4,765,523	3,734,567	3,305,925
Issues hedged to U.S. Dollars	880,384	574,016	1,015,640	1,555,051	939,179

Total Direct Funded Debt	18,618,257	19,629,626	19,953,749	20,318,736	19,406,652
Less: Sinking Funds	5,821,697	6,411,147	6,188,797	6,485,514	5,805,288

Net Direct Funded Debt	$12,796,560	$13,218,479	$13,764,952	$13,833,222	$13,601,364

Raised for the purpose of:
General Government Programs (4)	$6,773,800	$6,718,334	$6,788,756	$6,643,283	$6,641,425
The Manitoba Hydro-Electric Board	5,083,853	5,566,339	5,670,440	5,701,237	5,398,925
Other	938,907	933,806	1,305,756	1,488,702	1,561,014

Net Direct Funded Debt	$12,796,560	$13,218,479	$13,764,952	$13,833,222	$13,601,364

     (1) Debentures payable in U.S. dollars and other foreign currencies are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year adjusted for any foreign currency contracts entered into for settlement after those dates.

     (2) Subsequent to March 31, 2003, the Province issued funded debt of $1,748 million in Canadian dollars and AUD $100 million hedged to Canadian dollars, which was issued to finance maturing issues and for self-sustaining programs including Manitoba Hydro.

     (3) Direct funded debt payable in Canadian dollars includes debentures held by the Canada Pension Plan Investment Fund. Such securities are payable 20 years after their respective dates of issue, are not negotiable, transferable or assignable, but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when he deems it necessary in order to meet the requirements of the Canada Pension Plan. At March 31, 2002 and 2003, the amounts of such debentures were $1,260 million and $1,128 million, respectively.

     (4) Debt for general government programs consists of the total direct funded debt of the Province less debt issued for self-sustaining purposes.

     For additional information as to the direct funded debt of the Province, see “Tables of Supplementary Information — Table V.”

Guaranteed Debt of the Province

      The following table summarizes the guaranteed debt of the Province by currency and purpose of issue as at March 31 for the years 1999 through 2003.

GUARANTEED DEBT OF THE PROVINCE (1)

	As at March 31,

	1999	2000	2001	2002	2003

	(In thousands of dollars)
Guaranteed Debt Payable in:
Canadian Dollars	$479,632	$421,219	$416,102	$595,190	$979,202
U.S. Dollars	296,709	—	—	—	—

Total Guaranteed Debt	776,341	421,219	416,102	595,190	979,202
Less: Sinking Funds and Other Related Trust Funds	175,118	180,473	25,084	25,447	26,292

Net Guaranteed Debt (2)	$601,223	$240,746	$391,018	$569,743	$952,910

Issued by:
The Manitoba Hydro-Electric Board	$592,600	$231,699	$382,086	$562,014	$944,831
Other	8,623	9,047	8,932	7,729	8,079

Net Guaranteed Debt (2)	$601,223	$240,746	$391,018	$569,743	$952,910

     (1) Debentures payable in U.S. dollars are stated at the Canadian dollar equivalent using the exchange rate in effect on March 31 each year adjusted for any foreign currency contracts entered into for settlement after those dates.

     (2) The table does not include contingent obligations in the amount of $17.1 million as at March 31, 2003, comprised of $0.6 million of mortgages, and $16.5 million of bank lines of credit.

     For additional information as to guaranteed debt, see “Tables of Supplementary Information — Table VI.”

Maturity Schedule

      The following table sets forth the maturity schedule by currency of the direct funded and guaranteed debt of the Province as at March 31, 2003:

MATURITY SCHEDULE

DIRECT AND GUARANTEED DEBT (1)

				Estimated
	Canadian	U.S.	Gross	Sinking Funds	Net
Years Ending March 31,	Dollars (2)	Dollars (2)(3)	Maturities	Withdrawal	Maturities

	(In millions of dollars)
Short-Term Debt	$628	$—	$628	$—	$628
2004	2,066	529	2,595	1,167	1,428
2005	1,310	71	1,381	480	901
2006	1,525	297	1,822	141	1,681
2007	1,503	735	2,238	214	2,024
2008	1,218	—	1,218	261	957

	8,250	1,632	9,882	2,263	7,619
2009-2013	3,546	1,014	4,560	1,574	2,986
2014-2023	2,264	1,599	3,863	1,984	1,879
2024-2042	2,080	—	2,080	10	2,070

	$16,140	$4,245	$20,385	$5,831	$14,554

     (1) The table does not include contingent obligations in the amount of $17.1 million as at March 31, 2003, comprised of $0.6 million of mortgages, and $16.5 million of bank lines of credit.

     (2) Debt payable in Canadian dollars and U.S. dollars includes debt swapped from other currencies.

     (3) Debt payable in U.S. dollars (U.S.$2.89 billion) is stated at the Canadian dollar equivalent at March 31, 2003.

Sinking Funds

      The Minister of Finance may provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Province’s sinking fund. The amount allocated to the sinking fund by the Province for the fiscal year ended March 31, 2003, was $686.8 million. Currently, the Province’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

      Manitoba Hydro is required by statute to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of (a) 1% of the debt of and Provincial advances to Manitoba Hydro outstanding at the preceding fiscal year end and (b) 4% of the balance of cash and book value of securities in the sinking fund at such date. Interest earned on money and securities in the sinking fund is paid to Manitoba Hydro.

Unfunded Debt

      The unfunded debt of the Province as at March 31, 2003 amounted to $1,105 million, including $411 million of accounts payable, $239 million of accrued interest and $455 million of other accrued charges. This unfunded debt was offset by current assets of the Province in the amount of $730 million, represented by $340 million of March 2003 tax revenue receivables, $105 million of other receivables, $68 million of interest receivable and $143 million of accounts receivable from the Federal and other governments and $167 million in cash and equivalents, less a valuation allowance of $93 million.

Consolidated Funded Debt of the Manitoba Public Sector

      The Province supervises all financial activities of the Manitoba public sector. Certain public sector entities issue debt in their own names, which is not guaranteed by the Province. Accordingly, not all funding within the public sector is reflected in the Province’s financial statements. The following table sets forth the consolidated funded debt of the Manitoba public sector at March 31 for each of the years 1999 through 2003.

CONSOLIDATED FUNDED DEBT OF THE MANITOBA PUBLIC SECTOR

	As at March 31,

	1999	2000	2001	2002	2003

	(In millions of dollars)
Issued for the purpose of:
General Government Programs	$9,733	$9,981	$9,955	$10,147	$10,373
Less Sinking Funds	(2,959)	(3,263)	(3,158)	(3,496)	(3,723)

Net General Government Programs	6,774	6,718	6,797	6,651	6,650

The Manitoba Hydro-Electric Board	7,009	7,503	7,655	7,845	7,382
Less Sinking Funds	(1,295)	(1,470)	(1,374)	(1,547)	(1,004)

Net Manitoba Hydro-Electric Board	5,714	6,033	6,281	6,298	6,378

Other Crown Organizations and Public Sector Entities	4,974	5,242	5,213	5,062	4,502
Less Sinking Funds	(2,113)	(2,297)	(2,142)	(1,976)	(1,578)

Net Other Crown Organizations and Public Sector Entities	2,861	2,945	3,071	3,086	2,924

Net Public Sector Debt	$15,349	$15,696	$16,149	$16,035	$15,952

Consisting of:
Direct Debt of the Province (1)	$18,595	$19,614	$19,723	$19,920	$18,959
Guaranteed Debt of the Province (1)	776	421	416	595	979
Non-Guaranteed Debt of Crown Organizations and Other Public Sector Entities	2,345	2,691	2,684	2,539	2,319

Total Public Sector Debt	21,716	22,726	22,823	23,054	22,257
Less: Accumulated Sinking Funds	(6,367)	(7,030)	(6,674)	(7,019)	(6,305)

Net Public Sector Debt	$15,349	$15,696	$16,149	$16,035	$15,952

     (1) U.S. and other foreign currency debt included in the Direct Debt of the Province and the Guaranteed Debt of the Province are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year.

Selected Debt Information

      The following table sets forth certain information as to the funded debt of the Province as well as debt issued for general government programs (all net of accumulated sinking funds) as at March 31 for the years 1999 through 2003, including per capita data based upon population at July 1 of the preceding calendar year:

PUBLIC SECTOR DEBT INFORMATION

	As at March 31,

	1999	2000	2001	2002	2003

Total Net Consolidated Funded Debt of the Manitoba Public Sector (in millions)	$15,349	$15,696	$16,149	$16,035	$15,952
Per Capita	13,429	13,696	14,055	13,931	13,719
As a Percent of Personal Income	58.3%	58.2%	56.7%	54.5%	52.6%
As a Percent of Gross Domestic Product	49.5	49.2	47.7	45.7	43.5
Total Net Direct Funded Debt of the Province (in millions)	$12,797	$13,218	$13,765	$13,833	$13,601
Per Capita	11,196	11,534	11,980	12,018	11,697
As a Percent of Personal Income	48.6%	49.0%	48.3%	47.1%	44.8%
As a Percent of Gross Domestic Product	41.3	41.4	40.7	39.4	37.1
Net Debt Issued for General Government Programs (in millions)	$6,774	$6,718	$6,798	$6,651	$6,649
Per Capita	5,927	5,862	5,916	5,778	5,718
As a Percent of Personal Income	25.7%	24.9%	23.9%	22.6%	21.9%
As a Percent of Gross Domestic Product	21.9	21.0	20.1	19.0	18.1
Net Cost of Servicing General Government Program Debt as a Percent of Provincial Revenue	8.5%	7.1%	7.6%	6.1%	4.6%

Pension Liability

      The Government is required by legislation to pay 50% of the pension disbursements made to retired Provincial employees (with the exception of the share payable by Government agencies for their employees) and to retired contributors to the Teachers’ Retirement Allowances Fund (TRAF). Such payments are charged to departmental appropriations as incurred. Prior to March 31, 2001, no provision was made to fund current or past service obligations of the Government to the Civil Service Superannuation Fund (CSSF) or to the TRAF. The reserves held in these Funds represent only the employees’ obligation towards the total pension liability, except as described in the following paragraph.

      Certain amendments to the Civil Service Superannuation Act were made in 1992, which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Province’s actuarial costs of the 1992 amendments to the Act. The CSSF account maintained on behalf of the Province at March 31, 2003 was $30 million ($29 million in 2002).

      An actuarial valuation and report of the Government’s liability to the CSSF was completed as at December 31, 2001. The report also provided a formula to update the liability on an annual basis. In accordance with this formula, the Government’s actuarial liability to the CSSF has been calculated on an indexed basis at $1,501 million as at March 31, 2003 ($1,406 million in 2002).

      An actuarial report for TRAF was completed as of January 1, 2001 and provides a formula to update the Government’s pension liability, resulting in an actuarial liability on an indexed basis of $1,878 million at March 31, 2003 ($1,780 million in 2002).

      Currently, the Province allocates a portion of its annual payments to the Debt Retirement Fund to fund its unfunded pension liability and sets aside funding for the pension costs of all new employees. These amounts have been transferred to the Pension Assets Fund which was established to provide for the future retirement of the government’s pension liability.

      The Pension Plan for Members of the Legislative Assembly (MLAs) provides MLAs elected prior to April 25, 1995 defined pension benefits based on years of service. For those elected after April 25, 1995, the Act provides for defined contribution benefits as well as defined pension benefits for service prior to April 25, 1995. An actuarial valuation was completed as of March 2000 and provides a formula to update the liability on an annual basis. The Government’s liability is calculated to be $32 million at March 31, 2003 ($31 million in 2002).

      The estimated pension liability for the Government and Crown organizations, including unamortized actuarial gains and losses (which does not include Government enterprises such as Manitoba Hydro), may be summarized as follows:

	As at March 31,

	2002	2003

	(In millions of
	dollars)
Civil Service Superannuation Fund	$1,406	$1,501
Members of Legislative Assembly	31	32
Teachers’ Retirement Allowances Fund	1,780	1,878

Total	$3,217	$3,411

      Manitoba Hydro employees are eligible for pensions under the Civil Service Superannuation Act, which requires Manitoba Hydro to contribute 50% of the pension disbursements, made to retired employees. Based on an actuarial formula, Manitoba Hydro and its subsidiaries have a liability for pension obligations at March 31, 2003 of approximately $479 million ($422 million as at March 31, 2002), of which $457 million was funded. These amounts are not included in the above totals.

THE MANITOBA HYDRO-ELECTRIC BOARD

      The Manitoba Hydro-Electric Board (“Manitoba Hydro”) was established in 1949 by an Act of the Legislature of the Province as an agent of the Crown of the Province to provide for a supply of electrical power adequate for the needs of Manitoba, and to promote economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba.

      In 1997, amendments were made to the Manitoba Hydro Act to allow wholesale competition and transmission access in the Manitoba electrical market and allow Manitoba Hydro to offer new products and services, create subsidiaries and enter into joint ventures and business alliances. The amendments also provided Manitoba Hydro with explicit authority to build new generation for export.

      In 1999, Manitoba Hydro purchased Centra Gas Manitoba Inc. (“Centra Gas”), the primary gas distribution utility in Manitoba with approximately 251,000 residential, commercial and industrial customers.

      In August 2002, amendments were made to the Manitoba Hydro Act providing for the distribution from Manitoba Hydro to the Province of Manitoba of up to $288 million by the end of the 2003-04 fiscal year. Total payments and provisions in the 2002-03 fiscal year amounted to $203 million. The Manitoba Hydro Act provided that the amount of distribution for the 2003-04 fiscal year would be the lesser of $85 million or 75% of net income. Based on the current net loss projection, Manitoba Hydro is not expected to make a distribution in 2004.

      In September 2002, Manitoba Hydro purchased all of the assets and liabilities of Winnipeg Hydro from the City of Winnipeg. The primary financial terms of the purchase were that Manitoba Hydro received all generating, transmission, distribution, and business assets, incurred net debt obligations related to Winnipeg Hydro of $133 million, and agreed to make cash payments to the City of Winnipeg equal to $25 million per year for the first five years, $20 million per year for the following four years, and then $16 million per year in perpetuity. In addition, Manitoba Hydro is obligated to commence construction of a minimum 400,000 square foot office complex in downtown

Winnipeg within five years of the date of purchase. Winnipeg Hydro operated two hydraulic generating stations which added a capability of 144 megawatts to the system capacity.

      As a result of the Winnipeg Hydro acquisition, Manitoba Hydro is now serving electric customers throughout the entire Province of Manitoba. The electrical systems of Manitoba Hydro and Winnipeg Hydro are interconnected and operate as an integrated system.

      Manitoba Hydro currently provides electricity to approximately 500,000 customers and natural gas service to approximately 251,000 customers within the province. In addition, it exports electricity to over 40 electric utilities in the U.S., Ontario and Saskatchewan.

      At March 31, 2003, Manitoba Hydro’s total generating capability was 5,475 megawatts. Of this generating capability, hydro-electric stations represented 91.3%, thermal-electric (natural gas and coal) stations 8.5% and diesel-electric stations 0.2%. The diesel electric stations served four isolated communities in northern Manitoba that are too remote to be served from the integrated system.

      For the fiscal year ended March 31, 2003, 88.7% of the Manitoba integrated system energy supply of 32.2 billion kilowatt-hours was provided by self-renewing hydro-electric generation. The portion of total supply provided by thermal generation was 1.9% and by imports was 9.4%.

Operations

      Net income from consolidated operations for the fiscal year ended March 31, 2003 was $71 million, compared to the net income of $214 million in the previous fiscal year. The decrease was mainly due to a decline in hydraulic generation stemming from lower water flows which resulted in reduced electricity sales to extraprovincial customers and increased energy purchases to support firm supply commitments. Net income for fiscal year 2002 was significantly above normal due to unusually high water levels and high export prices.

      Manitoba Hydro reported a net loss of $51 million for the quarter ended June 30, 2003 versus net income of $6 million for the same three-month period last year. The net loss was attributable to a continuation of low water flows on Manitoba’s major river systems. Low water flow conditions have persisted into the second quarter resulting in lower export revenues and increased power purchase costs. Current projections are that Manitoba Hydro will incur a net loss between $200 and $350 million for the 2003-04 fiscal year.

Electricity

      As at March 31, 2003, Manitoba Hydro owned and operated 14 hydro-electric generating stations having a total installed electric generating capability of 4,999 megawatts, including five stations with a total capability of 3,926 megawatts located on the Nelson River. Manitoba Hydro also operated two thermal-electric generating stations having a total installed capability of 467 megawatts and four isolated diesel sites having an installed capacity of 9 megawatts.

      As at March 31, 2003, the high voltage transmission facilities of Manitoba Hydro consisted of approximately 11,424 circuit kilometers, representing a total investment of $715 million.

      For purposes of exporting firm energy and for the interchange of power on a short-term basis to provide for economy of operations and system emergencies, Manitoba Hydro maintains interconnections with power facilities in the Provinces of Saskatchewan and Ontario and in the States of North Dakota and Minnesota. Manitoba Hydro’s interconnections with Saskatchewan have a total transfer capability of 450,000 kilowatts and interconnections with Ontario have a transfer capability of 263,000 kilowatts. The interconnections with the United States have a total transfer capability of 2,250,000 kilowatts.

      During the fiscal year ended March 31, 2003, Manitoba Hydro sold a total of 28.6 billion kilowatt-hours of electricity, representing a decrease of 2.0% from the fiscal year ended March 31, 2002. Scheduled extraprovincial sales accounted for 9.7 billion kilowatt-hours, or 34.0% of total electricity sales for the fiscal year ended March 31, 2003.

Natural Gas

      Centra Gas provides natural gas distribution and related energy services to approximately 251,000 customers that are located in nearly 100 communities throughout southern Manitoba. Centra Gas owns a network of transmission (1,672 kilometers) and distribution (6,634 kilometers) mains to meet the natural gas requirements of its customers.

      For the year ended March 31, 2003, Centra Gas had total gas deliveries of 82.4 billion cubic feet. These gas deliveries were comprised of 25.2 billion cubic feet to residential customers, 34.6 billion cubic feet to commercial and industrial customers and 22.6 billion cubic feet of transportation deliveries.

Rate Matters

      Manitoba Hydro’s rates for electricity sales within the province are set on a cost of service basis and are subject to review and approval by The Public Utilities Board of Manitoba (“PUB”). In November 2001, the Province of Manitoba passed legislation to equalize Manitoba’s rural and urban electricity rates. The rate decrease to rural customers will reduce electric revenues by approximately $14 million per year. In June 2003, a PUB order directed Manitoba Hydro to decrease rates 1% for general service small customers and 2% for general service large customers. Such decreases would result in a further reduction to Manitoba Hydro’s electric revenue of approximately $7 million per year. Manitoba Hydro filed an appeal with the PUB regarding the rate decrease and a decision regarding the appeal is pending. Other than these items, there have been no changes in rates for large industrial customers since 1992 and for residential customers since 1997.

      Centra Gas files quarterly rate applications with the PUB based on the twelve-month forward price for Western Canadian gas supplies, which are designed to pass through to customers the full impact of gas price changes. Effective April 1, 2003, Centra implemented a 0.4% general rate increase related to the non-gas costs of operating the utility. This is the first general rate increase implemented by Centra since it was acquired by Manitoba Hydro in 1999.

Statistical Information

      The following table sets forth certain statistical information for the last five years.

	Year Ended March 31,

	1999		2000		2001		2002		2003

Electricity
Installed Generating Capability Including Winnipeg Hydro (in megawatts)	5,148		5,124		5,219		5,240		5,475
Manitoba Firm Peak Demand (in Megawatts)	3,559		3,524		3,637		3,760		3,916
Manitoba & Winnipeg Hydro System Electric Energy (in millions of kilowatt- hours)
Generated	30,060		30,155		32,697		32,643		29,178
Purchased	735		464		333		1,512		3,043

	30,795		30,619		33,030		34,155		32,221

Electric Energy Sales (1) (in millions of kilowatt-hours)
Manitoba	16,288		15,777		16,653		16,916		18,907
Extraprovincial	11,404		10,911		12,154		12,298		9,735

Total Electric Energy Sales	27,692		26,688		28,807		29,214		28,642

Revenue from Sale of Power (in thousands of dollars)
Manitoba	$748,277		$737,230		$781,064		$786,036		$875,841
Extraprovincial	326,200		376,570		479,673		587,893		463,428

Total Revenue from Sale of Power	$1,074,477		$1,113,800		$1,260,737		$1,373,929		$1,339,269

Number of Customers (at end of period)	398,863		402,023		403,040		405,535		501,975
Average Revenue per kilowatt-hour
Manitoba	4.59	¢	4.67	¢	4.69	¢	4.65	¢	4.63	¢
Extraprovincial	2.86		3.45		3.95		4.78		4.76
Average Cost per kilowatt-hour of Electric Energy Sold (excluding finance expense)	2.05	¢	2.13	¢	2.12	¢	2.44	¢	2.92	¢
Natural Gas (2)
Gas Deliveries (in billions of cubic feet)
Residential			18.7		24.7		22.8		25.2
Commercial/ Industrial			25.6		34.4		31.7		34.6
Transportation			12.9		17.6		17.7		22.6

Total Gas Deliveries			57.2		76.7		72.2		82.4

Number of Customers (at end of period)			245,761		248,074		249,351		251,273
Revenue from Sale of Natural Gas (in thousands of dollars)
Residential			$136,763		$239,969		$224,704		$247,413
Commercial/ Industrial			129,482		258,672		248,045		260,832
Transportation			1,388		1,836		4,127		4,016
Other			1,074		2,803		2,471		2,587

Total Revenue from the Sale of Natural Gas			$268,707		$503,280		$479,347		$514,848

     (1) Manitoba energy sales are based on the net energy transfer to Winnipeg Hydro to the September 3, 2002 acquisition date and exclude internal energy use. Extraprovincial energy sales and power purchased are based on scheduled energy deliveries and exclude energy supplied out of province for delivery out of province.

     (2) Statistics are based on Centra Gas operations from the July 30, 1999 acquisition date.

     For information with respect to the operating financial results, balance sheet and statement of changes in financial position of Manitoba Hydro, see “Tables of Supplementary Information — Tables VII, VIII and IX.”

Construction Program

      The following table summarizes Manitoba Hydro’s capital expenditure for improvements and expansion of its facilities during the four-year period ended March 31, 2003, and the estimated capital expenditure to meet future demands for electricity and natural gas in the province during the five-year period ending March 31, 2008.

CAPITAL EXPENDITURE

	Year Ending March 31, (in thousands of dollars)

					Estimated

	2000	2001	2002	2003	2004	2005	2006-2008

Electricity
Generating Plant	$63,933	$109,811	$153,070	$153,982	$146,835	$115,561	$299,490
Major Transmission & Stations	107,025	81,102	95,169	116,447	134,733	122,480	374,311
Distribution & Other	150,880	150,148	171,743	192,366	195,820	213,415	581,414
Natural Gas
Distribution & Other	7,613	21,121	18,740	21,658	20,400	21,800	62,400

	$329,451	$362,182	$438,722	$484,453	$497,788	$473,256	$1,317,615

      Capital expenditures, excluding new generation and transmission expenditures, are estimated to be $1,965 million for the five-year period ending March 31, 2008. Manitoba Hydro expects internally generated funds to be $1,644 million or approximately 84% of total capital expenditures during this period. These amounts do not include any of the possible new hydraulic projects discussed below.

      In July 2002, commissioning of two natural gas fired combustion turbines (“CT”) with a total capacity of 260 MW was completed. The total capital cost of constructing the CT’s and associated equipment was $191 million. The new CT’s allow Manitoba Hydro to optimize the operations of the hydraulic generating stations and provide for increased system reliability during periods of drought.

      In April 2003, Manitoba Hydro and Shell Canada entered an agreement to jointly explore the development, construction, ownership and operation of wind power generation opportunities in Manitoba. Manitoba Hydro has installed seven wind monitoring sites throughout the province to collect information on wind conditions in order to evaluate wind generation opportunities.

      Manitoba Hydro has five generating stations with a total installed generating capability of 3,926 megawatts along the Nelson River. Manitoba Hydro estimates the total potential hydro-electric generating capacity of the overall Nelson River development to be in excess of 7,500 megawatts

      It is projected that no new major hydraulic generation will be required to serve the Manitoba domestic market and committed export requirements until at least 2019. Manitoba Hydro is actively exploring the feasibility of building one or more new hydro-electric generating stations prior to that date in order to take advantage of export market opportunities. Nonbinding agreements in principle that involve partnership arrangements and equity participation have been reached with First Nations in the vicinity of these projects. In April 2003, Manitoba Hydro filed an application with the Clean Environment Commission to proceed with the Wuskwatim project for in-service date of 2009 or later.

      In June 2003, Manitoba and Ontario signed a memorandum of understanding to support a feasibility study to be conducted by Hydro One (of Ontario) and Manitoba Hydro for the development of the 1,250-megawatt Conawapa generating station and the construction of high-voltage transmission line between the two provinces. The feasibility study is scheduled to be completed by the end of 2003.

      As a result of Manitoba Hydro’s generation and transmission activities in the past, a number of communities have experienced adverse impacts. In an effort to provide fair compensation to these communities, Manitoba Hydro has been engaged in discussions to reach agreements in principle and settlement agreements. As of March 31, 2003, Manitoba Hydro has committed $511 million for remedial works, compensation and/or mitigation initiatives, negotiated settlement agreements with four of the five communities covered by the 1977 Northern Flood Agreement (“NFA”) and reached compensation/mitigation agreements with numerous communities outside the NFA.

      On December 16, 2002, a plan was announced between Manitoba, Manitoba Hydro and Pimicikamak Cree Nation representatives from the Cross Lake First Nation, the fifth NFA community, containing NFA implementation initiatives to be put in place over the following 15 months. In addition, discussions are ongoing to reach concluding arrangements with the remaining communities not covered by the NFA.

MANITOBA INTEGRATED SYSTEM

EXISTING AND POTENTIAL GENERATING STATIONS

EXISTING GENERATING STATIONS

Generating Station	River	Winter Capability

		(in Megawatts)
Jenpeg	Nelson	131
Kelsey	Nelson	225
Kettle	Nelson	1,220
Long Spruce	Nelson	1,010
Limestone	Nelson	1,340
Pine Falls	Winnipeg	88
Great Falls	Winnipeg	131
McArthur Falls	Winnipeg	55
Seven Sisters	Winnipeg	165
Slave Falls	Winnipeg	67
Pointe Du Bois	Winnipeg	77
Grand Rapids	Saskatchewan	479
Laurie River I and II	Laurie	10

Total Hydraulic Capability		4,998
Brandon & Selkirk Thermal		467

Total Integrated System Capability		5,465

POTENTIAL HYDRAULIC SITES (1)

Conawapa	Nelson	1,250
Gillam Island	Nelson	820
Gull	Nelson	620
Whitemud	Nelson	310
Red Rock	Nelson	190
Wuskwatim	Burntwood	200
Manasan	Burntwood	195
First Rapids	Burntwood	225
Notigi	Burntwood	100

		3,910

Total		9,375

     (1) Net capacity addition to the integrated system.

Export Power Sales

      Manitoba Hydro has a contract with Northern States Power Company (“NSP”), (a subsidiary of Xcel Energy), for the export of 500 megawatts of firm power until 2005. In August 2002, Manitoba Hydro signed a ten-year replacement agreement with NSP for the sale of 500MW of firm power commencing in 2005.

      Manitoba Hydro has signed 150 megawatt Seasonal Diversity Exchange Agreements with United Power Association and with NSP, which will continue until 2015 and 2019, respectively. A third Seasonal Diversity Exchange for 200 megawatts with NSP will continue until 2016. These Seasonal Diversity Exchange Agreements provide that power may be exported from Manitoba in the summer months and returned to Manitoba in the winter months.

      Other long-term export power sales include:

•	50 megawatt sale to Otter Tail Power 1997-2005

•	50 megawatt sale to Otter Tail Power 2000-2010

•	Sale to Minnesota Municipal Power Agency 2000-2012:

•	60 megawatts from 2000-2009

•	30 megawatts from 2010-2012

•	100 megawatt sale to Wisconsin Public Service 2002-2007

•	50 megawatt sale to Great River Energy 2002-2007

      In late 1996, Manitoba Hydro became a member of the Mid-Continent Area Power Pool (“MAPP”) which provides access to a market of over 70 entities. Under the MAPP agreement, contracts have been entered into with utilities in Minnesota, North Dakota, Wisconsin and with United States marketers. Manitoba Hydro makes short-term power sales on an on-going basis to SaskPower, Ontario Power Generation Inc. and numerous utilities and marketers in the upper mid-west United States and in Canada. Manitoba Hydro has a credit exposure management program and monitors the creditworthiness of and exposures to export sales customers in order to minimize credit risk.

      In September 2001, Manitoba Hydro announced it had reached a Coordination Agreement with the Midwest Independent Transmission System Operator, Inc. (“the Midwest ISO”) which allows Manitoba Hydro to participate in the Midwest ISO. The Midwest ISO began full operations in February 2002. The relationship with the Midwest ISO provides Manitoba Hydro with non-discriminatory transmission access to the membership base of the Midwest ISO. From its headquarters in central Indiana, the Midwest ISO serves as an independent agent for its transmission-owning members, and, with the inclusion of committed operations, controls an interconnected transmission grid encompassing more than 122,000 megawatts of generation capacity over 111,000 miles of high voltage transmission lines in all or parts of 15 states and parts of Canada.

      In recent years, deregulation in the United States and increasing competition have substantially changed the market environment in which Manitoba Hydro operates. In response to these changes, the 1997 amendments to the Manitoba Hydro Act were enacted and Manitoba Hydro has, among other things, restructured itself into distinct business units, obtained full membership in MAPP, entered into a Coordination Agreement with the Midwest ISO, and implemented an open access tariff for wholesale transactions. Manitoba Hydro is actively pursuing new business opportunities, and believes that its cost structure and geographic location position it to compete effectively in the new market environment.

CANADIAN FOREIGN EXCHANGE

      Canada maintains a floating exchange rate. Average noon spot exchange rates against the U.S. dollar, in which direct and guaranteed debt of the Province is denominated, expressed in Canadian dollars, are shown in the table below for the calendar year 1998 through 2002.

	Average Noon Spot Rates

Foreign Currency	1998	1999	2000	2001	2002

	(Canadian dollars per unit of foreign currency)
United States Dollars (1)	$1.4831	$1.4858	$1.4852	$1.5484	$1.5704

     (1) The high and low spot rates for the U.S. dollar expressed in Canadian dollars are as follows:

	1998	1999	2000	2001	2002

High	$1.5845	$1.5475	$1.5632	$1.6050	$1.6132
Low	1.4040	1.4420	1.4378	1.4901	1.5110

     Source: Bank of Canada.

     At March 31, 2003, the noon spot exchange rate for U.S. dollars as reported by Bank of Canada, expressed in Canadian dollars, was $1.4693.

TABLES OF SUPPLEMENTARY INFORMATION

I. STATEMENT OF OPERATING FUND REVENUE

					Budget
					Estimate
	2000	2001	2002	2003	2004

	(In thousands of dollars)
Federal Transfers
Equalization	$1,271,747	$1,339,236	$1,399,151	$1,337,625	$1,387,900
Health and Higher Education Cash Transfer	509,247	638,017	685,236	773,489	995,900
Canada Health and Social Transfer	130,595	—	—	—	—
Other	161,506	114,112	122,046	118,609	124,150

	2,073,095	2,091,365	2,206,433	2,229,723	2,507,950

Income Taxes
Individual Income Tax	1,611,231	1,756,647	1,658,962	1,636,187	1,703,000
Corporation Income Tax	306,819	444,127	306,381	160,513	270,200
Succession Duty and Gift Tax	40	40	359	142	—

	1,918,090	2,200,814	1,965,702	1,796,842	1,973,200

Other Corporation Taxes
Corporation Capital Tax	134,544	124,182	132,431	139,340	148,300
Insurance Corporations Tax	39,683	41,764	43,227	48,501	44,973
Levy for Health and Education	225,255	238,785	244,416	257,282	263,400

	399,482	404,731	420,074	445,123	456,673

Sales Taxes
Retail Sales Tax	917,667	932,783	965,560	1,006,584	1,057,800
Commercial Energy Consumption Tax	56,966	67,981	65,924	71,072	69,000

	974,633	1,000,764	1,031,484	1,077,656	1,126,800

Luxury Taxes
Liquor Control Commission	156,304	158,613	163,316	166,347	173,300
Tobacco Tax	112,532	121,478	138,302	180,509	190,400
Lottery Revenue	225,043	238,455	248,234	265,484	259,500

	493,879	518,546	549,852	612,340	623,200

Gasoline and Motive Fuel Taxes	218,433	223,548	222,871	231,191	231,300

Natural Resource Revenue
Oil and Minerals Taxes and Royalties	17,097	57,003	19,135	27,331	25,626
Water Power Rental Charges	48,725	53,369	109,300	96,547	93,784
Forestry	6,405	6,045	6,535	7,580	6,821
Fisheries and Wildlife	294	340	254	217	313
1997 Flood Proofing Program	148	1,129	660	(37)	124
Other	20,907	20,706	19,825	22,253	18,451

	93,576	138,592	155,709	153,891	145,119

Manitoba Hydro Retained Earnings Distribution	—	—	—	203,468	52,000

Other Fees, Permits, Licenses and Taxes
Motor Vehicles and Drivers’ Licenses	69,712	71,858	72,439	81,161	90,472
Crown Corporations	4,090	5,626	7,646	8,150	7,850
Fines and Other Legal Fees	20,512	23,446	23,560	21,818	25,906
Land Transfer Tax	12,049	12,392	13,647	15,370	14,100
Other	48,329	50,340	67,859	83,849	48,979

	154,692	163,662	185,151	210,348	187,308

I. STATEMENT OF OPERATING FUND REVENUE — (continued)

					Budget
					Estimate
	2000	2001	2002	2003	2004

	(In thousands of dollars)
Sales of Goods and Services	3,291	495	132	65	150
Conditional Transfers from Municipalities	8,630	9,541	9,375	9,541	10,182

	166,613	173,698	194,658	219,954	197,640

Total Revenue before Transfers and Extraordinary Item	6,337,801	6,752,058	6,746,783	6,970,188	7,313,882

Extraordinary Item — Adjustment to estimate for Federal accounting error	—	—	—	51,141	—

Total Revenue	$6,337,801	$6,752,058	$6,746,783	$7,021,329	$7,313,882

     (1) See notes to “Statement of Operating Fund Transactions”

II. STATEMENT OF OPERATING FUND EXPENSES

					Budget
					Estimate
	2000	2001	2002	2003	2004 (5)

	(In thousands of dollars)
Health and Community Services
Health	$2,310,004	$2,507,752	$2,669,381	$2,830,091	$3,004,229
Community Support Programs	6,295	5,953	5,793	5,497	—
Family Services and Housing	743,290	774,255	810,484	835,996	869,407
Seniors Directorate	918	770	713	689	723
Status of Women	1,124	1,079	1,112	1,077	1,086
Healthy Child Manitoba (1)	6,029	12,488	16,510	20,599	21,938

	3,067,660	3,302,297	3,503,993	3,693,949	3,897,383

Education
Education and Training	1,187,354	1,265,908	1,288,295	1,347,076	1,411,823

Economic and Resource Development
Agriculture and Food	205,568	161,969	116,807	120,609	126,632
Sport	10,546	11,463	10,263	10,280	10,687
Transportation and Government Services	292,173	297,542	301,249	327,063	341,068
Industry, Trade and Mines	88,134	45,698	40,910	31,485	31,083
Conservation	140,695	148,484	144,848	141,443	128,049
Aboriginal and Northern Affairs	20,687	22,887	23,976	30,324	28,704
Enabling Appropriations	21,289	30,175	2,866	2,956	96,765
Energy Science & Technology (2)	—	—	—	22,557	44,028
Urban Economic Development Initiatives	14,459	—	—	—	—

	793,551	718,218	640,919	686,717	807,016

Consumer Services, Public Protection and Other Government Services
Justice	211,666	224,704	238,664	244,461	254,114
Culture, Heritage and Tourism	59,240	58,486	58,791	59,004	66,840
Civil Service	56,934	47,458	70,080	67,798	69,687
Consumer and Corporate Affairs (3)	8,903	9,059	9,129	—	—
Executive Council	4,301	3,266	3,280	3,424	3,426
Finance (3)	48,264	45,191	46,525	60,013	47,315
Legislative Assembly	28,908	21,180	22,089	23,057	23,359
Labor and Immigration	21,691	24,134	25,214	26,127	26,954
Flood Control and Emergency Expenditures	136,180	24,400	37,903	34,432	25,000
Millennium Fund	2,474	—	—	—	—
Capital Initiatives	50,874	5,398	9,024	9,559	—
Canada-Manitoba Infrastructure Program	5,301	—	—	—	—

	634,736	463,276	520,699	527,875	516,695

Manitoba Tax Credit Programs	177,725	218,102	233,344	216,481	230,652

Intergovernmental Affairs	110,043	135,753	134,624	143,436	145,768

Allowance for Losses and Expenditures incurred by Crown organizations	236	958	1,585	6,761	790

Public Debt
Net Cost of Servicing Total
Direct Public Debt (Interest, foreign exchange, etc. after deducting recoveries from Crown organizations and short-term investment earnings)	465,322	510,723	414,128	321,420	331,000

II. STATEMENT OF OPERATING FUND EXPENSES — (continued)

					Budget
					Estimate
	2000	2001	2002	2003	2004 (5)

	(In thousands of dollars)
Total Expenses Before Transfer to Debt Retirement Fund (4)	$6,436,627	$6,615,235	$6,737,587	$6,943,715	$7,341,127

Capital	381,819	364,921	329,771	309,646	376,273
Operating	6,054,808	6,250,314	6,407,816	6,634,069	6,964,854

Total Expenses Before Transfer to Debt Retirement Fund (4)	$6,436,627	$6,615,235	$6,737,587	$6,943,715	$7,341,127

     (1) Starting March 31, 2000, Child and Youth Secretariat is part of Healthy Child Manitoba.

     (2) Starting in the 2003 fiscal year, the Department of Energy, Science and Technology was created by transferring branches from the Departments of Conservation, Finance, Education, Health and Industry Trade and Mines.

     (3) Starting in the 2003 fiscal year, Consumer and Corporate Affairs was amalgamated with the Department of Finance.

     (4) See notes to “Statement of Operating Fund Transactions”. Above Budget estimate for fiscal year ended 2004 excludes Year-End Savings.

     (5) Budget Estimate 2004 does not include $78.9 million of Supplementary Estimates of Expenditure, for more information, see “Government Finances”.

III. SUMMARY FINANCIAL STATEMENTS —

SUMMARY STATEMENT OF REVENUE AND EXPENSE

FOR THE YEAR ENDED MARCH 31, 2003
(with comparative figures for 2002)

	2002	2003

	(In millions of
	dollars)
REVENUE
Manitoba Collections:
Retail sales tax	966	1,007
Fuel taxes	223	231
Levy for health and education	244	257
Mining tax	9	18
Other taxes	401	461
Fees and other revenue	1,034	1,109
Government Enterprise Transfers:
Liquor Control Commission	163	166
Manitoba Hydro	—	203
Manitoba Lotteries Corporation	248	266
Income taxes:
Corporation income tax	306	160
Individual income tax	1,659	1,636
Federal transfers:
Equalization	1,399	1,338
Canada Health and Social Transfer	685	756
Medical Equipment Fund	3	16
Primary Care Transition Fund	—	1
Shared cost and other	263	294

TOTAL REVENUE	7,603	7,919

EXPENSES
Health	2,740	2,955
Education	1,998	2,059
Family Services and Housing	893	930
Community, Economic and Resource Development	908	960
Justice and Other Government	685	724
Debt Servicing	502	367

TOTAL EXPENSES	7,726	7,995

NET LOSS BEFORE EXTRAORDINARY ITEM	(123)	(76)
Adjustment to estimate for Federal accounting error	—	51

NET LOSS	(123)	(25)
Increase (decrease) in equity in government enterprises	113	(159)

SUMMARY NET LOSS	(10)	(184)

III. SUMMARY FINANCIAL STATEMENTS —

SUMMARY STATEMENT OF FINANCIAL POSITION

AS AT MARCH 31, 2003
(with comparative figures for 2002)

	2002	2003

	(millions)
ASSETS
Cash and cash equivalents	$663	$712
Temporary investments	200	228
Amounts receivable	880	730
Inventories	26	27
Portfolio investments	30	33
Loans and advances	579	579
Equity in government enterprises	1,528	1,369
Other long-term investments	7	7
Deferred charge for non-devolved health care facilities (1)	137	133
Tangible capital assets	1,874	2,001
Pension assets	107	151
Assets of non-devolved health care facilities (2)	759	775

TOTAL ASSETS	6,790	6,745

LIABILITIES
Borrowings	20,682	19,746
Less: Sinking funds	(6,551)	(5,875)
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	(5,871)	(5,573)

	8,260	8,298
Less: Unamortized foreign currency fluctuation	(143)	(81)

Net borrowings	8,117	8,217
Accounts payable, accrued charges, provisions and deferrals	1,954	1,913
Pension liability	3,217	3,411
Liabilities of non-devolved health care facilities (2)	682	698

TOTAL LIABILITIES	13,970	14,239

ACCUMULATED DEFICIT	$7,180	$7,494

     (1) Prior to the 2000/01 fiscal year, individual health care facilities issued long-term debt in their own name to finance major capital acquisitions. In 2000/01, the Province began a program to finance such debt directly, taking advantage of its superior borrowing power and rates, and lowering the cost of health related borrowings for Manitoba. This debt is included as part of the Province’s general purpose borrowings. The related asset for non-devolved health care facilities is recorded as a deferred charge and amortized over the same period as the term of the debt issue.

     (2) The government has adopted a policy of including the assets, liabilities and equity of health care facilities, which have not devolved their ownership to Regional Health Authorities in its financial statements on a combined basis. However, the annual net income (loss) is recorded in the Summary Statement of Accumulated Deficit instead of the Summary Statement of Revenue and Expense. The assets and liabilities are not adjusted on a basis to be consistent with the accounting policies of the government reporting entity.

IV. SUMMARY FINANCIAL STATEMENTS — GOVERNMENT ENTERPRISES (1)

SUMMARY OF OPERATING RESULTS AND FINANCIAL POSITION

FOR THE YEAR ENDED MARCH 31, 2003 *
(with comparative figures for 2002)

				Resource	Total	Total
	Utilities	Insurance	Finance	Development	2003	2002

	(In millions of dollars)
Results of Operations
Revenues:
From operations	1,869	868	1,065	—	3,802	3,727

Expenses:
From operations	1,319	890	624	4	2,837	2,629
Debt servicing	479	—	10	—	489	493

Total Expenses	1,798	890	634	4	3,326	3,122

Net Income before surplus distribution	71	(22)	431	(4)	476	605
Surplus distribution — Insurance	—	—	—	—	—	(81)

Net Income	71	(22)	431	(4)	476	524
Transfers to the government	(203)	—	(432)	—	(635)	(411)

Net increase (decrease) in equity in government enterprises	(132)	(22)	(1)	(4)	(159)	113

Net increase (decrease) in equity in government enterprises resulting from:
Increase (decrease) in equity in government enterprises before surplus distribution					(159)	194
Surplus distribution					—	(81)

Net increase (decrease) in equity in government enterprises					(159)	113

*	For enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

(1)	Government enterprises consist of the following as at March 31, 2003:

Utilities:

         Manitoba Hydro-Electric Board
Insurance:
         Manitoba Public Insurance Corporation
         Workers Compensation Board
Finance:
         Liquor Control Commission
         Manitoba Lotteries Corporation
         Manitoba Product Stewardship Corporation
Resource Development:
         Leaf Rapids Town Properties Ltd.
         Manitoba Hazardous Waste Management Corporation

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE

AS AT MARCH 31, 2003

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
Debenture Loans
(A) Payable in Canadian Dollars:
DA	7-Apr-03	1993	7.875	300,000	(1)
EK	15-Jul-04	1999	5.650	300,000	(1)
DR	15-Nov-04	1994	9.375	500,000	(1)
EN	22-Jun-05	2000	6.250	250,000	(1)
EN	22-Jun-05	2000	6.250	300,000	(1)
DX	5-Jun-06	1996	7.750	250,000	(1)
EI	3-Mar-06	1999	5.250	150,000	(1)
EQ	7-Jun-06	2002	5.250	100,000	(1)
EJ	1-Dec-06	1999	5.100	250,000	(1)
EC	16-May-07	1997	6.625	300,000	(1)
EB	21-May-07	1997	7.000	125,000	(1)
ES	29-Jun-07	2002	4.250	150,000	(1)
ED	2-Jun-08	1997	5.750	300,000	(1)
ED-2	2-Jun-08	1997	5.750	284,060	(1)
ED-3	2-Jun-08	1998	5.750	92,686	(1)
EG	2-Mar-09	1998	5.250	350,000	(1)
EG	2-Mar-09	1999	5.250	150,000	(1)
EL	1-Sep-09	1999	6.250	50,000	(1)
EL	1-Sep-09	1999	6.250	200,000	(1)
EO	25-Jan-11	2001	5.850	325,000	(1)
EO-1	25-Jan-11	2001	5.850	250,000	(1)
CM	15-May-11	1991	10.000	199,827	(1)
CM	15-May-11	1991	10.000	100,000	(1)
ER	3-Dec-12	2002	5.250	250,000	(1)
DE	22-Jul-13	1993	8.500	300,000	(1)
DT	22-Dec-25	1995	7.750	300,000	(1)
CL	5-Mar-31	1991	10.500	599,945	(1)

				6,726,518

Medium-Term Notes:
C017-MTN	2-Jun-03	1998	5.000	50,000	(1)
C010-MTN	18-Sep-03	1997	5.500	25,000	(1)
C039-MTN	3-Jan-05	2002	Floating	25,000	(1)
C045-MTN	22-Mar-04	2002	Floating	25,000	(1)
C043-MTN	8-Mar-05	2002	Floating	20,000	(1)
C042-MTN	15-Apr-05	2002	Floating	75,000	(1)
C054-MTN	5-Dec-05	2002	Floating	15,000	(1)
C041-MTN	7-Feb-06	2002	Floating	85,000	(1)
C051-MTN	18-Oct-06	2002	Variable	15,000	(5)
L007-MTN	28-Feb-07	2003	6.140	20,000	(5)
C025-MTN	12-Mar-07	1999	Floating	20,000	(1)
C008-MTN	24-Apr-07	1997	Floating	9,000	(1)
C048-MTN	17-May-07	2002	Floating	100,000	(1)
C047-MTN	8-Aug-07	2002	Equity	10,000	(1)
L005-MTN	17-Jan-08	2002	Floating Step	30,000	(1)
C044-MTN	2-Jun-08	2002	Floating	50,000	(4)
C050-MTN	15-Oct-08	2002	Step	15,000	(1)
C050-1 MTN	15-Oct-08	2002	Step	10,000	(1)
C022-MTN	15-Jul-10	1998	5.500	40,000	(1)
C038-MTN	15-Nov-13	2001	Step	20,000	(5)
C046-MTN	23-May-14	2002	Step	20,000	(5)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
L006-MTN	28-Feb-15	2003	5.600	15,000	(5)
C011-MTN	22-Sep-17	1997	6.500	100,000	(1)
C011-2 MTN	22-Sep-17	1997	6.500	55,454	(1)
C011-3 MTN	22-Sep-17	1997	6.500	125,000	(1)
C012-MTN	22-Sep-17	1997	6.500	50,000	(1)
C012-MTN	22-Sep-17	1997	6.500	50,000	(1)
L004-MTN	22-Sep-17	2000	6.500	25,000	(1)
C024-MTN	20-Aug-18	1998	6.705	20,000	(4)
C023-1 MTN	15-Nov-18	1998	5.500	75,000	(4)
C023-2 MTN	15-Nov-18	1998	5.500	25,000	(1)
L003 MTN	15-Nov-18	2000	5.500	75,000	(1)
C049 MTN	26-Jul-32	2002	4.310	50,000	(1)
C052 MTN	29-Oct-32	2002	5.975	30,000	(1)
C031 MTN	5-Mar-40	2000	6.200	176,000	(1)
C031-2 MTN	5-Mar-40	2001	6.200	50,000	(1)
C040-MTN	5-Mar-42	2002	6.000	100,000	(1)
C040-1 MTN	5-Mar-42	2002	6.000	200,000	(1)
C040-2 MTN	5-Mar-42	2002	6.000	50,000	(1)

				1,950,454

H006-MTN	1-Oct-03	2001	Floating	20,000	(5)
H001-MTN	30-Jun-05	2000	Floating	48,000	(1)
H010-MTN	30-Nov-06	2001	Step	40,000	(5)
H008-MTN	25-Jun-07	2001	Floating	15,000	(5)
H011-MTN	17-Jan-08	2002	Floating Step	106,000	(1)
H007-MTN	31-Jul-09	2001	Step	15,000	(5)
H012-MTN	31-Jan-13	2003	5.400	15,000	(5)
H009-MTN	30-Nov-13	2001	Step	30,000	(5)
C031-2 HEALTH	5-Mar-40	2001	6.200	50,000	(1)

				339,000

D005-MTN	15-Jul-03	1998	4.750	100,000	(1)
D005-MTN	15-Jul-03	1999	4.750	50,000	(1)
D028-MTN	13-Oct-03	2000	Floating	5,000	(1)
D014-MTN	15-Nov-04	1999	5.100	25,000	(1)
D066-MTN	17-Oct-05	2003	Floating	100,000	(1)
D030-MTN	12-Dec-06	2001	Floating	20,000	(1)
D030-1 MTN	12-Dec-06	2001	Floating	20,000	(1)
D018-MTN	15-Mar-07	1999	Floating	11,000	(1)
D055-MTN	15-Jul-07	2002	Step	25,000	(1)
D056-MTN	15-Sep-07	2002	Step	15,000	(1)
D057-MTN	15-Jul-12	2002	Step	10,000	(1)
D042-MTN	15-Dec-07	2001	Step	22,000	(5)
D041-MTN	15-Dec-08	2001	Step	15,000	(5)
D051-MTN	16-Dec-08	2002	Equity	15,000	(5)
D013-MTN	15-Nov-09	1999	5.100	25,000	(4)
D026-MTN	14-Apr-10	2000	Floating	15,000	(5)
D063-MTN	22-Nov-10	2002	5.060	15,000	(5)
D011-MTN	15-Mar-11	1999	5.750	20,000	(4)
D046-MTN	15-Mar-12	2001	Step	20,000	(5)
D047-MTN	15-Apr-12	2002	Step	10,000	(5)
D048-MTN	15-Apr-12	2002	5.610	15,000	(5)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
D054-MTN	15-Jun-12	2002	5.870	15,000	(5)
D062-MTN	1-Dec-12	2002	Step	15,000	(5)
D044-MTN	15-Sep-13	2001	Step	25,000	(5)
D040-MTN	15-Dec-13	2001	Step	40,000	(5)
D045-MTN	15-Dec-13	2001	Step	15,000	(5)
D049-MTN	15-Mar-14	2002	Step	30,000	(5)
D050-MTN	15-Apr-14	2002	6.220	15,000	(5)
D067-MTN	1-Jun-14	2002	Step	15,000	(5)
D052-MTN	11-Jun-14	2002	Step	25,000	(5)
D058-MTN	1-Dec-14	2002	Step	30,000	(5)
D059-MTN	1-Dec-14	2002	5.800	35,000	(5)
D061-MTN	1-Dec-14	2002	5.670	30,000	(5)
D065-MTN	22-Feb-15	2002	Step	35,000	(5)
D068-MTN	15-Jan-15	2003	Step	30,000	(5)
D064-MTN	1-Apr-15	2002	5.970	15,000	(5)
D069-MTN	15-Apr-15	2003	5.640	15,000	(5)
D043-MTN	15-Jun-17	2001	Step	27,000	(5)
D053-MTN	15-Jan-18	2002	Step	18,000	(5)
D003-MTN	1-Jun-18	1998	6.400	28,668	(5)
D009-MTN	15-Jan-19	1999	5.760	17,000	(5)
D025-MTN	5-Mar-31	2000	6.300	100,000	(5)
D025-1-MTN	5-Mar-31	2000	6.300	150,000	(5)
D025-2-MTN	5-Mar-31	2000	6.300	60,000	(5)

				1,338,668

Canadian Issues Swapped to U.S. Dollars:
EN	22-Jun-05	2000	6.250	300,000	(1)
DE	22-Jul-13	1993	8.500	300,000	(1)

				(600,000)

Foreign Issues Swapped to Canadian Dollars:
DC-FX Hedge	22-Apr-03	1993		155,792
DD-FX Hedge	27-May-03	1993		68,362
DB	14-Apr-03	1993		81,947
DB	14-Apr-03	1993		42,427
DB-FX Hedge	14-Apr-03	1993		45,005
U005	30-May-03	2001		232,200
H005	30-Sep-03	2001		62,000
DF	28-Nov-03	1993		36,600
DI	8-Mar-04	1994		86,226
DK	28-Jun-04	1994		79,519
DN	19-Jul-04	1994		64,904
U002	23-Feb-05	1995		35,277
DW	14-Jun-06	1996		65,164
EU	17-Jan-06	2002		300,000
EU	17-Jan-06	2002		246,650
EP-1	20-Nov-06	2002		250,000
C053	12-Dec-07	2002		11,046
ET	10-Jan-08	2003		172,550
ET	10-Jan-08	2003		37,050
D060	1-Dec-09	2002		15,800
EM	22-Feb-10	2000		66,500
EM	22-Feb-10	2000		75,000
AZ	17-Jul-16	1986		200,630

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
C036	21-Nov-16	2001		39,340
C037	21-Nov-16	2001		13,110
BM	15-Jan-18	1988		254,960
BU	1-Dec-18	1988		136,375
CB	15-Jan-20	1990		136,475
CD	1-Apr-20	1990		337,890

				3,348,799

Total Canadian Dollars:				13,103,439

(B) Payable in U.S. Dollars:
DH	19-Jan-04	1994	6.125	514,255	(1)
EU	17-Jan-06	2002	2.750	514,255	(1)
EP	20-Nov-06	2001	4.250	514,255	(1)
EP	20-Nov-06	2002	4.250	220,395	(1)
EP-1	20-Nov-06	2002	4.250	235,088	(1)
EF	1-Oct-08	1998	5.500	367,325	(1)(2)
EM	22-Feb-10	2000	7.500	73,465	(1)(2)
EM	22-Feb-10	2000	3.885	146,930	(1)(2)
EM	22-Feb-10	2000	3.892	220,395	(1)(2)
EM	22-Feb-10	2000	7.500	146,930	(1)(2)
EM	22-Feb-10	2000	7.500	146,930	(1)(2)
AZ	17-Jul-16	1986	7.750	219,499	(1)(2)
BM	15-Jan-18	1988	9.125	293,860	(1)(2)
EE	15-Sep-18	1988	9.500	293,860	(1)
BU	1-Dec-18	1988	9.625	440,790	(1)
CB	15-Jan-20	1990	8.800	367,325	(1)
CD	1-Apr-20	1990	9.250	440,790	(1)
CO	15-Sep-21	1991	8.875	440,790	(1)

				5,597,137

Medium-Term Notes Payable in U.S. Dollars:
U005	30-May-03	2001	Floating	220,395
H005	30-Sep-03	2001	Floating	58,772
U002	23-Feb-05	1995	7.470	36,733	(1)(2)
D060	1-Dec-09	2002	Step	14,693	(5)
C053	12-Dec-07	2002	Floating	10,285	(5)

				340,878

Foreign Issues swapped to Canadian Dollars:
U005	30-May-03	2001	Floating	220,395
H005	30-Sep-03	2001	Floating	58,772
U002	23-Feb-05	1995	7.470	36,733
EU	17-Jan-06	2002	2.750	514,255
EP-1	20-Nov-06	2002	4.250	235,088
C053	12-Dec-07	2002	Floating	10,285
EF	1-Oct-08	1998	5.500	73,465
D060	1-Dec-09	2002	Step	14,693
EM	22-Feb-10	2000	7.500	293,860
AZ	17-Jul-16	1986	7.750	219,499
BM	15-Jan-18	1988	9.125	293,860
BU	1-Dec-18	1988	9.625	146,930
CB	5-Jan-20	1990	8.800	146,930

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
CD	1-Apr-20	1990	9.250	367,324

				(2,632,089)

Foreign Issues swapped to U.S. Dollars:
DB	14-Apr-03	1993		84,852
DB	14-Apr-03	1993		(42,426)
DB-FX Hedge	14-Apr-03	1993		(42,426)
C032	12-Oct-10	2000		68,984
DC	22-Apr-03	1993		144,927
DC-FX Hedge	22-Apr-03	1993		(144,927)
DD	27-May-03	1993		79,342
DD-FX Hedge	27-May-03	1993		(64,649)
DM	3-Aug-04	1994		70,894
EN	22-Jun-05	2000		296,799
EF	1-Oct-08	1998		68,314
ET	10-Jan-08	2003		197,619
ET	10-Jan-08	2003		(197,619)
EM	22-Feb-10	2000		142,700
DE	22-Jul-13	1993		276,794

				939,178

Total U.S. Dollars:				4,245,104

(C) Payable in Swiss Francs:
DC	22-Apr-03	1993	5.250	162,825	(1)(3)
ET	10-Jan-08	2003	2.000	217,100	(1)(2)

				379,925

Swapped to U.S.Dollars:
DC	22-Apr-03	1993	5.250	162,825
ET	10-Jan-08	2003	2.000	217,100

				(379,925)

Total Swiss Francs:				0

(D) Payable in Japanese Yen:
C032	12-Oct-10	2000	1.895	62,250	(1)(3)
DB	14-Apr-03	1993	4.920	168,075	(1)(2)(3)
DD	27-May-03	1993	5.100	74,700	(1)(3)
DF	28-Nov-03	1993	4.100	37,350	(1)(2)
DI	8-Mar-04	1994	4.030	87,150	(1)(2)
DK	28-Jun-04	1994	4.200	74,700	(1)(2)
DN	19-Jul-04	1994	4.700	62,250	(1)(2)
DM	3-Aug-04	1994	4.500	62,250	(1)(3)
DW	14-Jun-04	1996	3.450	62,250	(1)(2)
C036	21-Nov-16	2001	2.000	37,350	(1)(2)
C037	21-Nov-16	2001	2.030	12,450	(1)(2)

				740,775

Japanese Yen Issues swapped to Canadian Dollars:
DK	28-Jun-04	1994	4.200	74,700
DN	19-Jul-04	1994	4.700	62,250
DB	14-Apr-03	1993	4.920	84,038
DF	28-Nov-03	1993	4.100	37,350

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate %	Amount Outstanding	Ref

				($ thousands)
DI	8-Mar-04	1994	4.030	87,150
DW	14-Jun-04	1996	3.460	62,250
C036	21-Nov-16	2001	2.000	37,350
C037	21-Nov-16	2001	2.030	12,450

				(457,538)

Japanese Yen Issues swapped to U.S. Dollars:
DB	14-Apr-03	1993	4.920	84,037
C032	12-Oct-10	2000	1.900	62,250
DD	27-May-03	1993	5.100	74,700
DM	3-Aug-04	1994	4.500	62,250

				(283,237)

Total Japanese Yen:				0

Builder Bonds Payable in Canadian Dollars:
Series 4	15-Jun-03	1998	Floating	12,717	(7)
Series 4	15-Jun-03	1998	Discount	14,623	(1)
Series 5	15-Jun-04	1999	Floating	7,454	(7)
Series 5	15-Jun-04	1999	Discount	30,377	(1)
Series 6	15-Jun-05	2000	Floating	14,908	(7)
Series 6	15-Jun-03	2000	Fixed	313,016	(1)
Series 6	15-Jun-05	2000	Discount	36,598	(1)

				429,693

Total Bonds and Debentures:				17,778,236

		Amount
	Interest Rate %	Outstanding	Ref

		($ thousands)
Canada Pension Plan Payable in Canadian Dollars:

April/03 — May 2019	8.21% - 17.51%	1,128,416	(9)

Promissory Notes Payable in Canadian Dollars:		175,000

Treasury Bills Payable in Canadian Dollars:		325,000	(8)

TOTAL BORROWINGS		19,406,652

VI. STATEMENT OF SECURITIES GUARANTEED BY THE PROVINCE

AS AT MARCH 31, 2003

		Year of	Interest
Series	Date of Maturity	Issued	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
DEBT OF SELF-SUPPORTING UTILITIES:
The Manitoba Hydro-Electric Board
Savings Bonds: (Payable in Canadian Dollars)
1	15-Jun-92	1989	Matured	86
2	15-Jun-93	1990	Matured	25
3	15-Jun-96	1991	Matured	201
4	15-Jun-97	1992	Matured	568
5	15-Jun-01	1996	Matured	1,303
6	15-Jun-02	1997	Matured	500
6	15-Jun-00	1997	Matured	368
6	15-Jun-02	1997	Matured	508
7	15-Jun-06	2001	Floating	8,195	(7)
7	15-Jun-04	2001	5.500	10,583
7	15-Jun-04	2001	5.500	200,000
7	15-Jun-06	2001	6.000	70,138
Series 8:
5 yr floating	15-Jun-07	2002	Floating	30,405	(7)
3 yr fixed	15-Jun-05	2002	4.750	2,707
3 yr fixed	15-Jun-05	2002	4.031	100,000
5 yr fixed annual	15-Jun-07	2002	5.500	180,469
5 yr fixed compound	15-Jun-07	2002	5.500	81,238

Total Savings Bonds				687,294

Manitoba Hydro Promissory Notes				128,000

Winnipeg Hydro Bonds				155,829

Total Manitoba Hydro-Electric Board				971,123

Debt of Institutions on which the debt servicing costs including principal repayments are paid in whole or in part from the Consolidated Fund:

Grow Bonds				8,079	(6)

Total Self-Supporting Guaranteed Debt				979,202

References:

1.	Non-callable/ Redeemable

2.	All or part swapped into Canadian dollars.

3.	All or part swapped to U.S. dollars.

4.	Callable as per terms.

5.	Extendible as per terms.

6.	The Province has only guaranteed the principal portion of the issue.

7.	Redeemable at holder’s option on each June 15 and December 15 prior to maturity.

8.	91 day Treasury Bills issued to the public in the amount of $25,000,000 weekly.

9.	Held by and callable at par at the option of the Minister of Finance of Canada on 6 months notice, subject to the requirement of the Canada Pension Plan.

VII. MANITOBA HYDRO

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended March 31,

	1999	2000	2001	2002	2003

	(In thousands of dollars)
Revenues
Electric
Manitoba	$748,277	$737,230	$781,063	$786,036	$875,841
Extraprovincial	326,200	376,570	479,673	587,893	463,430
Other revenue	7,153	10,499	11,683	10,415	15,015
Natural gas	—	268,707	503,423	479,346	514,847

	1,081,630	1,393,006	1,775,842	1,863,690	1,869,133

Expenses
Operating and administrative	222,846	270,787	289,442	297,966	325,856
Depreciation	197,969	227,165	249,425	259,774	281,348
Water rentals	50,518	50,681	55,783	112,783	102,856
Fuel and power purchased	58,813	33,221	48,164	71,423	151,169
Capital and other taxes	38,543	57,612	59,530	61,361	65,510
Cost of gas sold	—	182,043	384,038	364,882	392,273

	568,689	821,509	1,086,382	1,168,189	1,319,012

Net Income before Finance Expense	512,941	571,497	689,460	695,501	550,121

Finance Expense
Interest on debt	506,278	514,168	540,897	586,798	590,852
Amortization of debt discount and expense	10,768	8,699	5,822	11,138	726
Interest applied to construction	(19,704)	(17,279)	(17,765)	(25,212)	(27,238)
Investment income	(84,505)	(85,938)	(108,486)	(91,029)	(85,510)

	412,837	419,650	420,468	481,695	478,830

Net Income	$100,104	$151,847	$268,992	$213,806	$71,291

VIII. MANITOBA HYDRO

CONSOLIDATED BALANCE SHEET

	As at March 31,

	2002	2003

	(In thousands of dollars)
ASSETS
Capital Assets
In service	$9,071,708	$9,991,316
Less accumulated depreciation	2,834,344	3,042,205

	6,237,364	6,949,111
Construction in progress	388,353	356,095

	6,625,717	7,305,206

Current Assets
Bank balances and temporary investments	13,656	29,694
Accounts receivable and accrued revenue	386,656	393,166
Interest receivable	24,751	9,474
Materials and supplies, at average cost	83,024	69,420

	508,087	501,754

Other Assets
Pension assets	472,713	457,310
Deferred debt costs	902,887	570,792
Other deferred expenses and receivables	379,332	451,415
Sinking fund investments	1,514,514	947,915

	3,269,446	2,427,433

	$10,403,250	$10,234,393

LIABILITIES AND RETAINED EARNINGS
Long-term debt net of sinking fund	$5,609,238	$5,976,975
Sinking fund shown as an asset	1,514,514	947,915

	7,123,752	6,924,890

Current Liabilities
Accounts payable and accrued liabilities	209,630	260,028
Notes payable	180,000	128,000
Accrued Interest	99,670	110,829
Current portion of long-term debt	537,323	342,849

	1,026,623	841,706
Other Liabilities
Deferred liabilities and credits	249,462	301,752
Asset purchase obligation	—	255,004
Pension obligation	422,430	478,578

	671,892	1,035,334

Contributions in aid of construction	280,430	264,085

Retained earnings	1,300,553	1,168,378

	$10,403,250	$10,234,393

IX. MANITOBA HYDRO

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

FOR THE YEAR ENDED MARCH 31,

	2002	2003

	(In thousands of dollars)
Cash Provided From (Used For) Operations
Cash receipts from customers	$1,934,904	$1,863,534
Cash paid to suppliers and employees	(914,335)	(983,658)
Interest paid	(555,655)	(550,280)
Interest received	89,482	102,349

	553,964	431,945

Cash Provided From (Used For) Financing
Proceeds from long-term debt	1,247,740	825,386
Retirement of long-term debt	(1,095,800)	(977,422)
Sinking fund withdrawal	—	643,900
Distribution to Province of Manitoba	—	(200,000)
Mitigation liability	(18,722)	(26,087)
Notes payable	(31,455)	(53,686)
Other	(1,064)	786

	100,699	212,877

Cash Used For Investment
Additions to capital assets net of contributions	(439,248)	(484,453)
Sinking fund payment	(127,365)	(133,795)
Net Obligation to the City of Winnipeg	—	(23,474)
Other	(72,145)	12,938

	(638,758)	(628,784)

Increase in Cash	15,905	16,038
Cash (Deficiency) at Beginning of Year	(2,249)	13,656

Cash at End of Year	$13,656	$29,694